Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

dated as of October 28, 2024

by and among

OWNERS,

BOLT FOUNDERS, INC.,

AMRAN, LLC,

SELLER REPRESENTATIVE (AS DEFINED HEREIN)

and

STANDEX INTERNATIONAL CORPORATION

i

ii

EXHIBITS:

Exhibit A – Accounting Principles

Exhibit B – Illustrative Working Capital Calculations

Exhibit C – Closing Statement

Exhibit D – Sample Purchase Price Allocation Methodology

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of October 28, 2024 by and among Bhargav Shah, an individual resident of the State of Texas (“Owner 1”), Scott McCloskey, an individual resident of the State of Texas (“Owner 2”), Kevin Coulter, an individual resident of the State of Texas (“Owner 3”), Tomas Palm, an individual resident of the State of Texas (“Owner 4”), and Bhargav Shah, in his capacity as trustee of the ISHANYA 2023 FAMILY TRUST (“Owner 5” and together with Owner 1, Owner 2, Owner 3, and Owner 4, collectively, the “Owners”), Bolt Founders, Inc., a Texas corporation (“Seller” and together with the Owners, the “Selling Parties”), Amran, LLC, a Texas limited liability company (the “Company”), Bhargav Shah as Seller Representative, and Standex International Corporation, a Delaware corporation (“Buyer”). The Selling Parties, the Company and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Owners own beneficially and of record 100% of the issued and outstanding capital stock of Seller;

WHEREAS, Seller owns beneficially and of record 100% of the issued and outstanding units of membership interest in the Company (the “Securities”);

WHEREAS, the Company owns forty percent (40%) of the issued and outstanding Capital Stock of Amtran Magnetics Private Limited, a private company incorporated under the laws of India, having corporate identification number U31501GJ2013PTC077593 (“Amtran”); and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Seller desires to sell, and Buyer desires to purchase, the Securities.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.1    Defined Terms. The following terms have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the accounting principles set forth on Exhibit A, applied in a manner consistent with the policies, practices and procedures as are illustrated in Exhibit B.

“Acquired Business” means the businesses of the Company and Amtran.

“Adjustment Escrow” has the meaning specified in Section 2.4(a)(v).

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise), and the terms “controlled” and “controlling” have the meanings correlative to the foregoing. For the avoidance of doubt, the Company and Amtran will be Affiliates of Seller only before the Closing and will be Affiliates of Buyer only after the Closing.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous affiliated, combined, consolidated, unitary or similar group defined under applicable state, local or foreign income Tax Law).

“Agreement” has the meaning specified in the preamble and means this Agreement, including the schedules, documents, agreements and any exhibits attached hereto, referenced herein or delivered in accordance herewith.

“Amtran” has the meaning specified in the Recitals to this Agreement.

“Amtran Closing Cash” means the aggregate amount of cash and cash equivalent items of Amtran (net of bank overdrafts and negative cash balances in Amtran bank accounts), including, (a) cash on deposit, checking and other bank account balances, in each case, with a bank or other financial institution (including any checks, drafts, wires deposited or made for the accounts of such Person prior to such time but not yet reflected in the accounts of such Person as of such time (provided that credit for any checks, drafts or wire that are dishonored shall be excluded)), net of outstanding checks, drafts and outgoing wires and (b) marketable securities, certificates of deposits and other short term investments (in each case, to the extent convertible to cash within 30 days), net of any breakage costs, liquidation payments or early withdrawal fees or penalties that would be payable upon the liquidation at Closing of any such marketable securities, certificates of deposit and other short term investments. Notwithstanding anything to the contrary contained herein, “cash and cash equivalents” of Amtran in the context of this definition of “Amtran Closing Cash” shall exclude (1) Restricted Cash, and (2) amounts that are included in Closing Working Capital.

“Amtran Closing Working Capital” means: (i) the sum of the accounts receivable and inventory of Amtran (excluding Amtran Closing Cash, income Tax Assets, fraud related receivables, deferred Tax Assets and other current assets) immediately before the Effective Time minus (ii) the accounts payable of Amtran (excluding deferred Tax Liabilities, amounts included in the calculation of Amtran Indebtedness and Transaction Costs, fraud related reserves, operating lease Liabilities and other current Liabilities) immediately before the Effective Time, in each case determined in accordance with the Accounting Principles applicable to Amtran and solely reflecting the categories of current assets and current Liabilities included in the calculation of Closing Working Capital for Amtran set forth on Exhibit B.

“Amtran Financial Statements” has the meaning specified in Section 4.15(a).

“Amtran Indebtedness” means, without duplication, (i) any Liability of Amtran (A) for borrowed money, (B) arising out of any extension of credit to or for the account of Amtran (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, including earnouts, payments under non-compete agreements and seller notes, any purchase price adjustment, escrow, holdback or similar payments, whether contingent or not, in each case other than trade payables included in the definition of Amtran Closing Working Capital, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which Indian Accounting Standards requires to be classified and accounted for as capital leases or (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of Amtran’s interest rate risks either generally or under specific contingencies between Amtran and any other Person, (F) for accrued and unpaid Specified Income Taxes, (G) secured by a purchase money mortgage or other Lien, (H) for obligations of such Person with respect to unfunded or underfunded Employee Plans, and (I) any declared and unpaid dividends and other distributions owed to any Selling Party; and (ii) any Liability of others of the type described in the preceding clause (i) in respect of which Amtran has incurred, assumed or acquired a Liability by means of a guaranty.

“Amtran Knowledge Parties” means Chirag Shah and Sandip Shah.

“Amtran Target Working Capital” means $3,415,000.00.

“Anti-Corruption Laws” has the meaning specified in Section 4.12(a).

“Anti-Money Laundering Laws” has the meaning specified in Section 4.12(c).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign (including India), federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by Applicable Law to close.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer’s Black-Out Policies” has the meaning specified in Section 6.11.

“Buyer 401(k) Plan” means the 401(k) plan sponsored by Buyer or its Affiliates in which Seller’s Continuing Employees will be entitled to participate.

“Buyer Common Stock Price” means $177.87.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 5.1, Section 5.2(a), Section 5.2(b), Section 5.5, Section 5.9 and Section 5.10.

“Buyer Indemnified Loss” has the meaning specified in Section 7.2.

“Buyer Indemnitees” means Buyer and its Affiliates (including, after giving effect to the Closing, the Company and its Affiliates), and their respective directors, officers and employees.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto.

“Cash Consideration” means (a) One Hundred Fifty Three Million Five Hundred Ten Thousand Dollars and No/100ths ($153,510,000.00), plus the Estimated Adjustment Amount (if it is a positive number) or minus the Estimated Adjustment Amount (if it is a negative number).

“Chamberlain Hrdlicka” has the meaning specified in Section 8.15(a).

“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim, demand or Proceeding of the specified Person made or pending against any other Person for Damages to the specified Person.

“Claim Notice” has the meaning specified in Section 7.4(b).

“Closing” has the meaning specified in Section 2.2.

“Closing Adjustment Shortfall Amount” has the meaning specified in Section 2.6(h).

“Closing Adjustment Surplus Amount” has the meaning specified in Section 2.6(h).

“Closing Cash” means, without duplication, the aggregate amount of Company Closing Cash and the Company Portion of Amtran Closing Cash as of the Effective Time, for the avoidance of doubt excluding the amounts specified in the footnotes to the Closing Statement.

“Closing Date” has the meaning specified in Section 2.2.

“Closing Indebtedness” means, without duplication, the aggregate amount of Company Indebtedness and the Company Portion of Amtran Indebtedness as of the Effective Time.

“Closing Stock Consideration Value” means an amount equal to Twenty Seven Million Ninety Thousand and No/100ths ($27,090,000.00).

“Closing Working Capital” means, without duplication, the aggregate of Company Closing Working Capital and the Company Portion of Amtran Closing Working Capital as of the Effective Time.

“COBRA” has the meaning specified in Section 4.14(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble to this Agreement.

“Company 401(k) Plan” means the 401(k) plan sponsored by Company or its Affiliates in which the Company’s Continuing Employees participate.

“Company Closing Cash” means the aggregate amount of cash and cash equivalent items of the Company (net of bank overdrafts and negative cash balances in Company bank accounts), including, (a) cash on deposit, checking and other bank account balances, in each case, with a bank or other financial institution (including any checks, drafts, wires deposited or made for the accounts of such Person prior to such time but not yet reflected in the accounts of such Person as of such time (provided that credit for any checks, drafts or wire that are dishonored shall be excluded)), net of outstanding checks, drafts and outgoing wires, (b) marketable securities, certificates of deposits and other short term investments (in each case, to the extent convertible to cash within 30 days), net of any breakage costs, liquidation payments or early withdrawal fees or penalties that would be payable upon the liquidation at Closing of any such marketable securities, certificates of deposit and other short term investments, and (c) an amount equal to $25,265 for the security deposits made with respect to the Real Property Leases set forth in Section 4.6(b) of the Disclosure Schedules. Notwithstanding anything to the contrary contained herein, “cash and cash equivalents” of the Company in the context of the definition of “Company Closing Cash” shall exclude (1) Restricted Cash (other than security deposits in the amount of to $25,265 for the Real Property Leases set forth in Section 4.6(b) of the Disclosure Schedules), and (2) amounts that are included in Company Closing Working Capital.

“Company Closing Working Capital” means: (i) the sum of the accounts receivable and inventory of the Company (excluding Closing Cash, income Tax Assets, fraud related receivables, deferred Tax Assets and other current assets) immediately before the Effective Time minus (ii) the accounts payable of the Company (excluding deferred Tax Liabilities, amounts included in the calculation of Company Indebtedness, Transaction Costs, fraud related reserves, operating lease Liabilities and other current Liabilities) immediately before the Effective Time, in each case determined in accordance with the Accounting Principles applicable to the Company and solely reflecting the categories of current assets and current Liabilities included in the calculation of Closing Working Capital for the Company as set forth on Exhibit B.

“Company Data” means all data contained in the systems, databases, files or other records of the Company and all other information and data compilations used by the Company, whether or not in electronic form, including Personal Data.

“Company Employees” means the employees of the Company and Amtran, as of the date of this Agreement.

“Company Financial Statements” has the meaning specified in Section 4.15(a).

“Company Indebtedness” means, without duplication, (i) any Liability of the Company (A) for borrowed money, (B) arising out of any extension of credit to or for the account of the Company (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, including earnouts, payments under non-compete agreements and seller notes, any purchase price adjustment, escrow, holdback or similar payments, whether contingent or not, in each case, other than trade payables included in the definition of Company Closing Working Capital, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which US GAAP requires to be classified and accounted for as capital leases, (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of the Company’s interest rate risks either generally or under specific contingencies between the Company and any other Person, (F) for accrued and unpaid Specified Income Taxes, (G) secured by a purchase money mortgage or other Lien, (H) for obligations of such Person with respect to unfunded or underfunded Employee Plans, and (I) any declared and unpaid dividends and other distributions owed to any Selling Party; and (ii) any Liability of others of the type described in the preceding clause (i) in respect of which the Company has incurred, assumed or acquired a Liability by means of a guaranty.

“Company Intellectual Property” has the meaning specified in Section 4.18(c).

“Company Portion” shall mean 40% of Amtran Closing Cash, Amtran Closing Working Capital, Amtran Target Working Capital, Amtran Indebtedness at Closing, or Transaction Costs of Amtran, as applicable.

“Company Target Working Capital” means $11,372,000.00.

“Confidential Information” shall mean confidential and proprietary information that belongs to, or is known or possessed by, the Company or Amtran, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information. Notwithstanding the foregoing, the term “Confidential Information” shall not include (i) any information known by any Selling Party that now or hereafter is in the public domain by means other than disclosure by any Selling Party or any Affiliate or representative thereof in violation of this Agreement or is lawfully acquired by any Selling Party or any Affiliate or representatives thereof after the Closing from sources which, to the Selling Parties’ knowledge, are not under any contractual obligation concerning disclosure of such information.

“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit, or, with respect to any equity interests, the waiver of any right of first refusal or similar Lien.

“Continuing Employees” means all of the then-current Company Employees (including such persons on disability or leave of absence, whether paid or unpaid).

“Contracts” means any contracts, commitments, purchase orders, mortgages, instruments, indentures, sales orders, licenses, leases and other agreements or arrangements, whether written or oral, to which the Company or Amtran is a party or by which the Company or Amtran or any of their respective assets are bound or subject.

“Contribution” means the Owners’ contribution of 100% of the issued and outstanding equity interests of the Company to Seller immediately following formation of Seller.

“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and known as “COVID-19”.

“COVID-19 Pandemic” means the pandemic caused by COVID-19 which, as of the date hereof, has spread throughout the world and has resulted in Governmental Authorities implementing numerous measures to try to contain COVID-19, including travel bans and restrictions, quarantines, shelter in place orders and shutdowns.

“Customs Laws” has the meaning specified in Section 4.12(d).

“Damage” or “Damages” means any Liabilities, royalty payments, demands, claims, actions, causes of action, assessments, awards, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses, including interest, penalties, reasonable fees and expenses of attorneys and accountants and reasonable amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that “Damages” shall not include exemplary, punitive, consequential, incidental, special, multiple, or indirect damages, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Transaction Document (collectively, “Excluded Damages”), except to the extent actually awarded to a Governmental Authority or other third-party. Notwithstanding the foregoing, Excluded Damages shall not include diminution in value of Amran or Amtran to the extent that the underlying Direct Claim (i) has a material and continuing impact on the profitability of Amran or Amtran, as the case may be and on a year-over-year basis, subject to Buyer’s obligations to mitigate pursuant to Section 7.12 and pursuant to Applicable Laws, (ii) has resulted from a material breach of the representations and warranties made with respect to the May 31 P&Ls set forth in Section 4.15(a) or Section 4.15(b) (Financial Information), (iii) is unrelated to the matter disclosed on Section 7.2 of the Disclosure Schedules, (iv) is asserted under Section 7.2 no later than the date the Post-Closing Statement is due pursuant to Section 2.6(a), and (v) does not exceed in the aggregate for all such diminution in value Damages thirty percent (30%) of the Damages Cap.

“Damages Cap” means $15,351,000.00

“De Minimis Amount” means $63,210.

“Direct Claims” has the meaning specified in Section 7.6(a).

“Disclosure Schedules” means the schedules, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement.

“Effective Time” has the meaning specified in Section 2.2.

“Employee Plan” means all employee benefit or compensation agreements, arrangements, plans, policies, practices or programs established, maintained, contributed to, or sponsored by Seller, the Company or any of their Subsidiaries, or to which Seller, the Company or any of their Subsidiaries has or could have any Liability (including on account of any ERISA Affiliate), including, but not limited to, plans described in Section 3(3) of ERISA and any other pension, profit-sharing, bonus, incentive compensation, equity or equity-like compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit.

“Employment Agreement” means any material agreement to which the Company or Amtran is a party which relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Company or Amtran, whether as an employee or a nonemployee director, including any material employee leasing or service agreement and any noncompetition agreement.

“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.

“Environment” has the meaning specified in Section 4.16(e)(i).

“Environmental Claims” has the meaning specified in Section 4.16(c).

“Environmental Law” has the meaning specified in Section 4.16(e)(ii).

“Environmental Permits” has the meaning specified in Section 4.16(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 4.14(e).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning specified in Section 2.4(a)(v).

“Escrow Release Date” has the meaning specified in Section 7.13.

“Estimated Adjustment Amount” means the amount (which may be negative) equal to (i) the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital Upper Amount, or minus (ii) the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital Lower Amount, plus (iii) Closing Cash, minus (iv) Closing Indebtedness, minus (v) Transaction Costs, plus (vi) the Excess Cash Adjustment (as defined below). Notwithstanding the foregoing, if the Company or Amtran is required by written request from Buyer to distribute or remove excess cash from Amtran prior to the Closing resulting in the Seller Parties being taxed at a rate higher than the capital gains Tax rate prescribed under the Laws of the Republic of India relating to Taxes on the amount of such excess cash, then the Parties agree the Cash Consideration will be adjusted upward to account for one-half of the amount of any Tax that would be due above such capital gains rate (any such adjustment, the “Excess Cash Adjustment”).

“Estimated Cash Consideration” has the meaning specified in Section 2.5(a).

“Estimated Closing Working Capital” means the amount (positive or negative) in which the Seller’s estimate of the Closing Working Capital, as reflected on the Closing Statement, exceeds, or is lesser than, as the case may be, the Target Working Capital.

“Estimated Purchase Price” has the meaning specified in Section 2.5(a).

“Evaluation Period” has the meaning specified in Section 2.6(b).

“Excess Cash Adjustment” has the meaning specified in the definition of Estimated Adjustment Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Damages” has the meaning specified in the definition of Damages.

“Export Control Laws” has the meaning specified in Section 4.12(b).

“FAR” means the Federal Acquisition Regulation codified at Title 48 of the Code of Federal Regulations, and any other applicable agency supplements thereto, including the Department of Defense FAR Supplement codified at Title 48 of the Code of Federal Regulations.

“FCPA” has the meaning specified in Section 4.12(a).

“Final Adjustment Amount” has the meaning specified in Section 2.6(h).

“Financial Information Date” has the meaning specified in Section 4.15(a).

“Financial Statements” has the meaning specified in Section 4.15(a).

“First Release Date” has the meaning specified in Section 7.13.

“Fraud” means with respect to a Party, an actual and intentional misrepresentation or omission of a material existing fact with respect to the making of any representation or warranty in Article III, Article IV, or Article V, made by, and to such Party’s knowledge, of its falsity. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness, in each case as applied by the arbitration panel pursuant to Section 8.8 of this Agreement, applying the Laws of the State of Delaware.

“FTAs” has the meaning specified in Section 4.12(d).

“Government Bid” has the meaning specified in Section 4.27(a).

“Government Contract” means (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter contract or blanket purchase agreement, between the Company or Amtran, on the one hand, and any Governmental Authority, on the other; (ii) any Contract, including a basic ordering agreement, pricing agreement, letter contract or other arrangement by which the Company or Amtran has agreed to provide goods or services through a prime contractor to a Governmental Authority, to a higher-tier subcontractor to a Governmental Authority, or otherwise where a Governmental Authority is the ultimate consumer of the services provided by the Company or Amtran; or (iii) any lower-tier subcontractor to the Company or Amtran with respect to any Contract of a type described in clauses (i) or (ii) above. For purposes of clarity, a task order, purchase order, delivery order, or release issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Hazardous Substance” has the meaning specified in Section 4.16(e)(iii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Escrow” has the meaning specified in Section 2.4(a)(v).

“Indemnified Party” has the meaning specified in Section 7.4(b).

“Indemnifying Party” has the meaning specified in Section 7.4(b).

“Independent Accounting Firm” or “Independent Accountant” means Ernst & Young; provided, however, that if Ernst & Young declines to be engaged as such, another nationally-recognized firm of independent public accountants that Buyer and Seller Representative select by mutual agreement shall be engaged as the Independent Accounting Firm.

“Indian Accounting Standards” means Indian accounting standards and practices in India as in effect as of the date of this Agreement (or as of the date referenced in the particular context in which the term is used herein) and consistently applied.

“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice) improvements thereto, patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership; (ii) works of authorship (whether copyrightable or uncopyrightable), all moral rights thereto, copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof; (iii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, social media accounts, domain names and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby; and (iv) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, methods, compositions, drawings, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein.

“Latest Balance Sheet” has the meaning specified in Section 4.15(a).

“Law” or “Laws” means (i) any law, statute, treaty, convention, code, ordinance, order, direction, rule, regulation, judgment, decree, injunction, writ, edict, authorization or other requirement of any Governmental Authority in effect at such time or (ii) any obligation included in any Permit or resulting from binding arbitration, including any requirement under common law.

“Liabilities” means any indebtedness, liabilities, obligations, Taxes, penalties, fines, claims, demands, judgment, or cause of action, of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, due or to become due).

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, option, right of first refusal, other charge or encumbrance thereupon or in respect thereof of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when or by whom asserted.

“LLC Conversion” has the meaning specified within the definition of “Reorganization”.

“Lock-Up Period” means any of the Six-Month Lock-Up Period, One-Year Lock-Up Period, Two-Year Lock-Up Period, or Three-Year Lock-Up Period.

“Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, (i) is reasonably likely to materially impair or delay the ability of a Selling Party to perform its or his obligations under this Agreement and to consummate the transactions contemplated hereby or (ii) has had or is reasonably likely to have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company and Amtran, taken as a whole; provided, however, that, in each case, no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions or the price of commodities or raw materials used by the Company or Amtran, (B) changes or trends in the industry in which the Company or Amtran or any of their customers operate or in which the services of the Company or Amtran are used, (C) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, military conflict or acts of terrorism, (D) earthquakes, hurricanes, tsunamis, typhoons, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and similar force majeure events in the United States or any other any location where the Company or Amtran has material operations or sales, (E) changes in Applicable Law including any proposed or announced changes to Applicable Law published by the relevant Government Authority in the public domain, or the interpretation, enforcement or implementation thereof or changes in US GAAP or Indian GAAP, or the interpretation thereof, (F) any failure by the Company or Amtran to meet any internal or third party projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) shall not operate to exclude from the definition of “Material Adverse Effect” any set of facts or circumstances that cause or result in any such failure unless otherwise excluded hereunder), or (G) any effect arising out of any action permitted, required or requested by Buyer to be taken pursuant to this Agreement, or any effect of not taking any action that is prohibited to be taken under this Agreement or any effect of taking any action that is required to be taken under this Agreement; provided, however, that events, circumstances, developments, changes or effects set forth in clauses (A) through (G) above may be taken into account in determining whether there has been or is reasonably likely to have a Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Company and Amtran, taken as a whole, in relation to others in the industry, and are not excluded by another of clauses (A) through (G).

“Material Agreement” has the meaning specified in Section 4.13(a).

“Material Customer” or “Material Customers” have the meaning specified in Section 4.24(a).

“Material Vendor” or “Material Vendors” have the meaning specified in Section 4.24(b).

“May 31 P&Ls” has the meaning specified in Section 4.15(a).

“NISPOM” has the meaning specified in Section 4.27(f).

“Notice of Disagreement” has the meaning specified in Section 2.6(b).

“NYSE” has the meaning specified in Section 5.3.

“OFAC” has the meaning specified in Section 4.12(b).

“One-Year Lock-Up Period” has the meaning set forth in Section 6.11(b)(ii).

“Ordinary Course of Business” means the ordinary course of business of the Company and Amtran, consistent with past practices in all material respects.

“Organization Jurisdiction” means, as applied to (i) any corporation, the federal, state, provincial or other jurisdiction of incorporation, (ii) any limited liability company or limited partnership, the federal, state, provincial or other jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal, state, provincial or other jurisdiction whose Laws govern that Entity’s internal affairs.

“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation, amalgamation or organization (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock.

“Other Party” has the meaning specified in Section 8.15(a).

“Other Party Group Member” or “Other Party Group Members” have the meaning specified in Section 8.15(a).

“Owner 1” has the meaning specified in the preamble to this Agreement.

“Owner 1 Employment Agreement” has the meaning specified in Section 2.7(a)(ii).

“Owner 2” has the meaning specified in the preamble to this Agreement.

“Owner 2 Employment Agreement” has the meaning specified in Section 2.7(a)(iii).

“Owner 3” has the meaning specified in the preamble to this Agreement.

“Owner 3 Employment Agreement” has the meaning specified in Section 2.7(a)(iv).

“Owner 4” has the meaning specified in the preamble to this Agreement.

“Owner 5” has the meaning specified in the preamble to this Agreement.

“Owners” has the meaning specified in the preamble to this Agreement.

“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“Pass-Through Income Tax Return” means IRS Form 1065 and IRS Form 1120-S and associated Schedules K-1 thereto, and corresponding state and local Tax Returns. By way of example and without limitation, Tax Returns primarily concerning property Taxes, sales and use Taxes, payroll Taxes, and withholding Taxes are not Pass-Through Tax Returns.

“Pass-Through Income Tax Return Contest” has the meaning specified in Section 6.4(c)(ii).

“Payoff Letters” has the meaning specified in Section 2.7(b)(xiii).

“PBGC” has the meaning specified in Section 4.14(e).

“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity and certifications of standards setting organizations.

“Permitted Equity Liens” means: (i) transfer restrictions caused by or created under federal or state securities Laws or the Organizational Documents of the Company or Amtran; or (ii) Liens caused or created by Buyer upon or after the Closing.

“Permitted Liens” means: (i) Liens for Taxes that are not yet due or that are being contested in good faith by appropriate Proceedings for which adequate accruals or reserves have been established on the Latest Balance Sheet in accordance with US GAAP, (ii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related Liabilities and other Liens under social security laws or regulations, or similar foreign laws, (iii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, customers and employees for amounts not yet due or that are being contested in good faith in appropriate Proceedings, (iv) vendors’ Liens in respect of trade payables incurred in the Ordinary Course of Business and that would not result in a Material Adverse Effect, (v) any interest or title of a lessor of any assets being leased pursuant to an equipment lease, (vi) Liens that do not materially (A) diminish the value of the affected assets or (B) interfere with the ordinary use of such assets, (vii) Liens caused or created by Buyer or arising under this Agreement, and (viii) with respect to real property, (A) restrictions imposed by Applicable Law relating to zoning and land use and (B) matters that would be shown on an accurate survey of real property.

“Permitted Transfer” has the meaning set forth in Section 6.12.

“Permitted Transferee” means with respect to any Person, (a) the spouse, children, or family trust of such Person, (b) if the Person is a corporation, partnership, limited liability company or other business entity, its direct or indirect shareholders, partners, members or other equityholders, and (c) any other Selling Party.

“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

“Personal Data” means a natural person’s name; street address; telephone number; email address; photograph; social security number or portions thereof; driver’s license number; passport number; customer or account number; protected health information as defined by HIPAA; patient identifying information as defined by 42 C.F.R. Part 2; health or medical information; or any other piece of information that identifies or locates a natural person or that, in combination with other reasonably available data, can be used to identify or locate a natural person.

“Post-Closing Statement” has the meaning specified in Section 2.6(a).

“PPP Loans” means all Payroll Protection Program loans of the Company, as set forth on Section 4.25(c) of the Disclosure Schedules.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on any Selling Party for any taxable period, including Specified Income Taxes and any Liabilities attributable to Specified Income Taxes, (ii) any and all Taxes of or imposed on the Company or Amtran for any and all Pre-Closing Periods (determined in accordance with Section 6.4(b) with respect to any Straddle Period), including Specified Income Taxes and any Liabilities attributable to Specified Income Taxes, (iii) Liabilities attributable to any Taxes deferred pursuant to the CARES Act (or any similar or analogous provision of U.S. federal, state, local, or federal Law), (iv) any and all Taxes of an Affiliated Group of which the Company (or any predecessor of any such Person) or Amtran (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (v) any and all Taxes of or imposed on Buyer, the Company or Amtran or any of their Affiliates as a result of transferee, successor or similar Liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring on or prior to the Closing Date, (vi) any and all Taxes imposed in connection with the transactions contemplated by this Agreement (including any Transfer Taxes), (vii) any and all Taxes imposed as the result of any inaccuracy in or breach of any of the representations or warranties contained in Section 4.17, and (viii) any and all amounts required to be paid by the Company or Amtran pursuant to any Tax Sharing Agreement that the Company or Amtran, as the case may be, was a party to on or prior to the Closing Date; (ix) all Taxes of the Company or Amtran arising as a result of Sections 951, 951A or 965 of the Code, (x) any Tax relating to the direct or indirect ownership of the Company before the Closing, the Company’s ownership, possession, operation or use of its assets before the Closing, or the Company’s business operations before the Closing, and (xi) any nonresident withholding of income Taxes required to be made on behalf of any direct or indirect owner of the Company, Amtran or any of their respective Subsidiaries; provided, however, that “Pre-Closing Taxes” shall not include Taxes that are not income Taxes to the extent such Taxes that are not income Taxes were included in the calculation of Closing Working Capital and resulted in a reduction of the Purchase Price.

“Privacy and Information Security Requirements” means (a) all Laws relating to the Processing of Personal Data and (b) the Payment Card Industry Data Security Standards.

“Proceeding” means any action, case, proceeding, claim, grievance, suit, audit or investigation, litigation, or other proceeding (including any administrative, criminal or arbitration or mediation proceedings) conducted by or pending before any Governmental Authority or any arbitrator.

“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Products” has the meaning specified in Section 4.26(a).

“Purchase Price” has the meaning specified in Section 2.3.

“QSub Election” has the meaning specified in the definition of “Reorganization”.

“Real Property Leases” has the meaning specified in Section 4.13(a).

“Release” has the meaning specified in Section 4.16(e)(iv).

“Remedial Action” has the meaning specified in Section 4.16(e)(v).

“Reorganization” means (i) the Owners’ formation of Seller and contribution of 100% of the issued and outstanding equity interests of the Company to Seller (the “Contribution”) on March 14, 2023, (ii) effective as of the date of the Contribution, Seller’s election to treat the Company as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3) of the Code) (the “QSub Election”), (iii) on March 23, 2023, but subsequent to the QSub Election, the Company’s conversion from a Texas corporation to a Texas limited liability company, (iv) on August 18, 2023, the Company’s conversion from a Texas limited liability company to a Texas corporation, and (v) on October 21, 2024, the Company’s conversion from a Texas corporation to a Texas limited liability company (the “LLC Conversion”), with the actions described in clauses (i), (ii) and (iii) above consistent with a plan intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.

“Response Period” has the meaning specified in Section 7.6(a).

“Restricted Activities” has the meaning specified in Section 6.3(f).

“Restricted Cash” means all cash (including any security deposits other than security deposits in the amount of to $25,265 made with respect to the Real Property Leases set forth in Section 4.6(b) of the Disclosure Schedules) subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose and including any Taxes (including any required withholdings or deductions in respect thereof incurred in the repatriation or distribution of such cash).

“Restricted Period” has the meaning specified in Section 6.3(a).

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“Rule 144 Securities” means (a) the Stock Consideration owned by Seller or its Permitted Transferees, and (b) any shares of Buyer common stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the common stock of Buyer (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Rule 144 Securities whenever such Person has the right to then acquire or obtain from Buyer any Rule 144 Securities, whether or not such acquisition has actually been effected). As to any particular Rule 144 Securities, such securities shall cease to be Rule 144 Securities when (i) the SEC has declared a registration statement covering such securities effective and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met, (iii) such securities become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), as set forth in a written opinion letter to such effect, addressed, delivered and reasonably acceptable to the applicable transfer agent and the holders of such securities, or (iv) such securities are otherwise transferred or resold.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning specified in Section 5.3.

“Second Release Date” has the meaning specified in Section 7.13.

“Securities” has the meaning specified in the Recitals to this Agreement.

“Securities Act” has the meaning specified in Section 5.2(d).

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Entity” and “Seller Entities” have the meaning specified in Section 8.15(a).

“Seller Fundamental Representations” means the representations and warranties of the Selling Parties or Seller, as applicable, contained in Section 3.1, Section 3.2(a), Section 3.2(b), Section 4.1, Section 4.3, Section 4.4, Section 4.16, Section 4.17 and Section 4.23.

“Seller Indemnified Loss” has the meaning specified in Section 7.3.

“Seller Indemnitees” means Seller and its Affiliates and their respective directors, officers and employees.

“Seller Prepared Returns” has the meaning specified in Section 6.4(a).

“Seller Representative” means Bhargav Shah, or such other Person as may be designated in his stead in accordance with the terms of this Agreement.

“Selling Parties” has the meaning specified in the Recitals to this Agreement.

“Six-Month Lock-Up Period” has the meaning set forth in Section 6.11(b)(i).

“Specific Principles” has the meaning specified in Exhibit A.

“Specified Income Tax” and “Specified Incomes Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to (A) net income or profits (including any gross receipts, capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) or (B) multiple bases (including, but not limited to, corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (i)(A) above; (ii) all U.S., state, local and foreign franchise Taxes imposed in lieu of Taxes described in clause (i), and (iii) any nonresident withholding of income Taxes required to be made on behalf of any direct or indirect owner of the Company, Amtran or any of their respective Subsidiaries.

“Sponsor” has the meaning specified in Section 4.18(d).

“Stock Consideration” means the number of shares of Buyer’s common stock determined by dividing (a) the Closing Stock Consideration Value by (b) the Buyer Common Stock Price (rounded down to the nearest whole share).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

“Survival Period” has the meaning specified in Section 7.1(a).

“Systems” has the meaning specified in Section 4.18(g).

“Target Working Capital” means the Company Target Working Capital plus the Company Portion of the Amtran Target Working Capital.

“Target Working Capital Lower Amount” means $12,094,007.00.

“Target Working Capital Upper Amount” means $13,383,993.00.

“Tax” or “Taxes” means all net or gross income, gross receipts, escheat, net proceeds, sales, use, ad valorem, value added, goods and services, harmonized sales, franchise, capital, capital gains, withholding, payroll, employer health, real property, personal property, social security, employment, unemployment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental, license, severance, occupation, premium, windfall profits, custom duties, capital stock, profits, disability, transfer, registration, estimated, or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax, together with any interest, penalties, fines or additions to tax with respect thereto or with respect to such interest, penalties, fines or additions, imposed by any Governmental Authority.

“Tax Allocation Statement” has the meaning specified in Section 6.4(i)(i).

“Tax Contest” has the meaning specified in Section 6.4(c)(i).

“Tax Returns” means (a) the returns, reports, information returns, claims for refund and other forms or documents (including any amendments thereto and any related or supporting information) required to be filed with any Taxing Authority in connection with any Tax and (b) TD F 90-22.1 (and its successor form, FinCEN Form 114), if applicable.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Third Release Date” has the meaning specified in Section 7.13.

“Third-Party Claim” means any Claim that is made, given or instituted by a third party that is not a Party or an Affiliate of a Party (including any Governmental Authority).

“Third-Party Provisions” has the meaning specified in Section 8.11.

“Three-Year Lock-Up Period” has the meaning set forth in Section 6.11(b)(iv).

“Tipping Basket” means $903,000.00.

“Total Tax Consideration” has the meaning specified in Section 6.4(i)(i).

“Transaction Costs” means the aggregate amount of all fees, costs, expenses, charges and other payments of Seller, Company and the Company Portion of any such payment of Amtran, in each case solely to the extent incurred, committed to, reimbursable by or otherwise payable at or before the Closing by Seller, its shareholders, the Company or Amtran in connection with the transactions contemplated by this Agreement, and to the extent the same remain unpaid as of the Closing, including (i) expenses of counsel to Seller, its shareholders, the Company or Amtran and of any investment banker, broker, consultant, accountant or other Person who performed services or provided advice to Seller, its shareholders, Company or Amtran in connection with the transactions contemplated by this Agreement prior to Closing and any success fees payable by such Persons which are contingent on the occurrence of the Closing, and (ii) any severance, change-in-control bonus, retention bonus, transaction bonus or other payment (contingent or otherwise) to be made by Seller, its shareholders, Company or Amtran to any employee or independent contractor that may be triggered, either automatically or with the passage of time, in whole or in part by the consummation of the transactions contemplated by this Agreement (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments), only to the extent that such amounts have not been paid by Seller, its shareholders, Company or Amtran before the Effective Time. Notwithstanding the foregoing, and for the avoidance of doubt, Transaction Costs shall exclude (1) the Buyer’s portion of any Transfer Taxes under Section 6.4(e), (2) any costs, expenses, bonuses (including any stay or retention bonuses or similar bonuses or incentives offered or agreed to by or on behalf of Buyer before the date hereof), amounts or other payments (including any Taxes in connection therewith), in each case, arising from any arrangements put in place by, or on behalf of, Buyer or at the written request of Buyer, and (3) so as to avoid duplication, any costs, expenses and other amounts included in Closing Indebtedness or which reduce Closing Working Capital.

“Transaction Documents” means this Agreement and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement; provided, however, that for purposes of Section 8.18 such term shall not include the Owner 1 Employment Agreement, the Owner 2 Employment Agreement, or the Owner 3 Employment Agreement.

“Transfer Taxes” means all sales, use, value added, goods and services, harmonized sales, transfer, documentary, stamp, registration and other similar Taxes arising from, based on or related to the transactions contemplated by this Agreement.

“Two-Year Lock-Up Period” has the meaning set forth in Section 6.11(b)(iii).

“US GAAP” means generally accepted accounting principles and practices in the United States as in effect as of the date of this Agreement (or as of the date referenced in the particular context in which the term is used herein) and consistently applied.

Section 1.2    Other Defined Terms. Words and terms used in this Agreement that other Sections of this Agreement define are used in this Agreement as those other Sections define them.

Section 1.3    Other Definitional Provisions.

(a)    Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein, including the Code, are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.

(b)    The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Exhibit” and “Schedule” refer to Articles and Sections of, the Recitals to, and Exhibits and Schedules to, this Agreement unless it otherwise specifies.

(c)    Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(d)    As used in this Agreement and unless the context otherwise requires, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, the word “or” shall be disjunctive but not exclusive and the words “shall” and “will” are used interchangeably and have the same meaning.

(e)    The phrase “to the knowledge of Seller,” or any similar phrase means such facts and other information that are actually known to Owner 1, Owner 2, Owner 3, and the Amtran Knowledge Parties, and such knowledge that would have obtained by Owner 1, Owner 2, Owner 3, and the Amtran Knowledge Parties after reasonable inquiry of the Persons directly reporting to such Owner or such Amtran Knowledge Party with responsibility and specialized knowledge of the subject matter in question; provided, however, that for purposes of the knowledge of Seller, (i) the facts and other information actually known to Owner 1 shall be limited to the representations and warranties to the extent they relate to Company and not Amtran, (ii) the facts and other information actually known to Owner 2 shall be limited to the representations and warranties set forth in Section 4.18 (Intellectual Property), Section 4.24 (Customers and Vendors; Warranties), and Section 4.26 (Products) to the extent such representations and warranties relate to the Company and not Amtran, (iii) the facts and other information actually known to Owner 3 shall be limited to the representations and warranties set forth in Section 4.6 (Real Property), Section 4.11 (Permits), Section 4.12 (Certain Business Practices), Section 4.16 (Environmental Matters), and Section 4.26 (Products) to the extent such representations and warranties relate to the Company and not Amtran, (iv) the facts and other information actually known to Chirag Shah shall be limited to the representations and warranties relating to Amtran and not the Company, and (v) the facts and other information actually known to Sandip Shah shall be limited to the representations and warranties set forth in Section 4.18 (Intellectual Property), Section 4.24 (Customers and Vendors; Warranties), and Section 4.26 (Products) to the extent such representations and warranties relate to Amtran and not the Company.

(f)    As used in this Agreement, all references to “dollars” or “$” mean United States dollars.

Section 1.4    Captions. This Agreement includes captions to Articles, Sections and subsections of this Agreement and the Schedules hereto for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale. At the Closing, and on the terms and subject to the conditions of this Agreement, Buyer shall purchase and acquire from Seller, and Seller shall sell, assign, transfer and convey to Buyer, all of Seller’s rights, title and interest in and to the Securities free and clear of all Liens other than Permitted Equity Liens, for the consideration specified in Section 2.3.

Section 2.2    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Chamberlain Hrdlicka, 1200 Smith Street, Suite 1400, Houston, Texas 77002, or remotely by the exchange of documents and signatures (or their electronic counterparts), of this Agreement and the other documents to be delivered at the Closing, contemporaneously with the execution of this Agreement (the “Closing Date”). The Closing shall deemed to be effective as of 11:59 pm Houston, Texas time on the Closing Date (the “Effective Time”) for purposes of this Agreement.

Section 2.3    Purchase Price. The purchase price for the acquisition of the Securities in accordance with this Agreement (the “Purchase Price”) is $180,600,000.00, subject to the adjustments set forth in Section 2.6. The Purchase Price has been paid in the form of the Estimated Cash Consideration and the Stock Consideration, as set forth in Section 2.4.

Section 2.4    Payment and Issuance at the Closing.

(a)    At the Closing, Buyer has delivered, disbursed, or issued, without duplication, the following consideration:

(i)    To Seller, the Estimated Cash Consideration as set forth in the Closing Statement delivered pursuant to Section 2.5 below (minus the amounts set forth in Section 2.4(a)(v)). The Estimated Cash Consideration has been paid by wire transfer of dollars in immediately available funds to such account or accounts as have been designated in writing by Seller to Buyer.

(ii)    To Seller, in a transaction exempt from registration under all applicable federal and state securities laws, the Stock Consideration in book-entry form as reflected in Buyer’s transfer agent’s records, and proof of evidence thereof satisfactory to Seller.

(iii)    To the applicable Persons and account(s) designated in the Closing Statement (on behalf of the Company and Amtran, as applicable), in accordance with the applicable Payoff Letters, the applicable amounts of Closing Indebtedness existing as of the Closing Date (to the extent not paid by or on behalf of the Company or Amtran before the Closing) in order to discharge the amounts payable thereunder.

(iv)    To the applicable Persons and account(s) designated in the Closing Statement (on behalf of the Company or Amtran, as applicable), the applicable amounts of Transaction Costs existing on the Closing Date (to the extent not paid by the Company or Amtran before the Closing) in order to discharge the amounts payable thereunder.

(v)    To the Escrow Agent, pursuant to the terms and conditions of that certain Escrow Agreement, executed and delivered by the Escrow Agent, Buyer and Seller Representative, as of the Effective Date (the “Escrow Agreement”), (i) $161,248.00 to be held by the Escrow Agent, in trust, pursuant to the terms and conditions of the Escrow Agreement as the sole and exclusive source of recovery for adjustments, if any, to the Purchase Price based on the Final Adjustment Amount (such amount held pursuant to clause (i), the “Adjustment Escrow”), and (ii) $15,351,000.00 to be held by the Escrow Agent, in trust, pursuant to the terms and conditions of the Escrow Agreement for security against the indemnification obligations of Seller under this Agreement (such amount held pursuant to clause (ii), the “Indemnification Escrow”).

(b)    Seller shall be deemed to have contributed to the escrows established under the Escrow Agreement, that portion of the Purchase Price that would otherwise have been payable to Seller, as set forth on the Closing Statement and Section 2.4(a)(i) above.

Section 2.5    Closing Statement.

(a)    Seller has delivered to Buyer the statement attached hereto as Exhibit C (the “Closing Statement”) setting forth (i) the Cash Consideration, plus or minus (ii) Seller’s calculation and estimate of the Estimated Adjustment Amount (the “Estimated Cash Consideration” and together with the Stock Consideration, the “Estimated Purchase Price”). The Estimated Adjustment Amount has been calculated in accordance with the Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement. Notwithstanding the foregoing, the Parties agree that no adjustment shall be made at Closing to the Estimated Adjustment Amount or the Estimated Cash Consideration to the extent Estimated Closing Working Capital (1) exceeds the Target Working Capital Upper Amount or (2) is less than the Target Working Capital Lower Amount; and further, that such agreement not to make any such adjustment at Closing shall have no effect on the procedures contemplated by the Parties as set forth in Section 2.6 below, the determination of the Final Adjustment Amount, or the payment of the Closing Adjustment Surplus Amount or the Closing Adjustment Shortfall Amount, as applicable (each as defined in Section 2.6(i) below).

(b)    Seller has provided Buyer and its Representatives with reasonable access to the books and records of the Company and Amtran and to senior management personnel of the Company and Amtran and with all supporting documentation requested by Buyer, in each case, in connection with Buyer’s review of the Closing Statement, including (i) Payoff Letters with respect to the Closing Indebtedness, dated within a reasonable time before the Closing Date, which set forth the aggregate amounts arising under or owing or payable thereunder and in connection therewith on the Closing Date, (ii) a summary of Transaction Costs in form and substance reasonably satisfactory to Buyer, and (iii) wire transfer amounts and details for holders of Closing Indebtedness and payees of the Transaction Costs to be paid by Buyer pursuant to Section 2.4(a)(iii) and Section 2.4(a)(iv). Buyer has had the opportunity to comment on and request reasonable changes to the Closing Statement, and Seller has considered in good faith any such comments and changes, but for the avoidance of doubt, no such comments or requested changes shall prejudice or waive Buyer’s rights under Section 2.6.

Section 2.6    Post-Closing Adjustment.

(a)    Within 90 calendar days after the Closing Date, Buyer shall deliver to Seller a statement (the “Post-Closing Statement”), delivered in the same format as, and prepared using the same Accounting Principles that were used in the preparation of the Closing Statement and setting forth the Buyer’s calculation of (i) Closing Indebtedness, Transaction Costs, Closing Working Capital, Closing Cash, the Excess Cash Adjustment (if any), and (ii) the Purchase Price which has been calculated using the amounts set forth in the preceding clause (i). Seller shall offer such assistance that Buyer and its representatives may reasonably request in connection with the preparation of the Post-Closing Statement.

(b)    During the 45-day period following Seller’s receipt of the Post-Closing Statement (and thereafter, in the event of any unresolved differences described in Section 2.6(c)), Buyer shall provide Seller Representative with access, during normal business hours and upon reasonable prior notice, to the books and records of Buyer and to senior management of Buyer in connection with Seller Representative’s review of the Post-Closing Statement. On or prior to the 45th day following Seller’s receipt of the Post-Closing Statement (the “Evaluation Period”), Seller Representative may deliver to Buyer a written notice of its disagreement with respect to the Post-Closing Statements (a “Notice of Disagreement”) describing in reasonable detail any disputed item set forth in the Post-Closing Statement. If Seller Representative does not provide a Notice of Disagreement during the Evaluation Period, then Seller shall be deemed to have accepted the calculations and the amounts set forth in the Post-Closing Statement, which shall then be final and binding for all purposes hereunder. If Seller Representative provides a Notice of Disagreement during the Evaluation Period, then only those matters that are specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters shall be final and binding for all purposes hereunder.

(c)    During the ten (10) Business Day period following the earlier of (i) delivery of a Notice of Disagreement by Seller Representative to Buyer and (ii) the end of the Evaluation Period, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. Any disputed items resolved in writing between Seller Representative and Buyer within such ten (10) Business Day period shall be final and binding with respect to such items, and if Seller Representative and Buyer agree in writing on the resolution of each disputed item specified by Seller Representative in the Notice of Disagreement, then the amount so determined shall be final and binding on the Parties for all purposes hereunder. If Seller Representative and Buyer have not resolved all such differences by the end of such ten (10) Business Day period, then Seller Representative and Buyer shall within twenty (20) Business Days thereafter submit, in writing, to the Independent Accounting Firm, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item, which determination shall be final and binding on the Parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to opine upon and resolve only those items remaining in dispute between the Parties in accordance with the provisions of this Section 2.6, such items shall be resolved within the range of the difference between Buyer’s position with respect thereto and Seller’s position with respect thereto. Seller Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. The Post-Closing Statement shall be modified, if necessary, to reflect such determination of the Independent Accountant. Seller Representative (on behalf of Seller) shall pay a portion of the fees and expenses of the Independent Accounting Firm shall be borne one-half by Buyer and one-half by Seller. The fees and disbursements of each Party and the representatives of each Party incurred in connection with its preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.

(d)    If the Closing Working Capital, as finally determined pursuant to Section 2.6, is less than the Target Working Capital Lower Amount, then Buyer shall be paid in accordance with Section 2.6(k) the amount that such Closing Working Capital is less than the Target Working Capital Lower Amount. If the Closing Working Capital, as finally determined pursuant to Section 2.6, is greater than the Target Working Capital Upper Amount, then Seller shall be entitled to receive in accordance with Section 2.6(j) the amount that such Closing Working Capital is greater than the Target Working Capital Upper Amount.

(e)     If the Closing Indebtedness, as finally determined pursuant to Section 2.6, is less than Closing Indebtedness reflected in the Estimated Cash Consideration, as set forth in the Closing Statement, then Seller shall be entitled to receive the amount of such deficit in accordance with Section 2.6(k). If the Closing Indebtedness, as finally determined pursuant to Section 2.6, is greater than Closing Indebtedness reflected in such Estimated Cash Consideration, then Buyer shall be paid the amount of such excess in accordance with Section 2.6(k).

(f)    If Transaction Costs, as finally determined pursuant to Section 2.6, are less than Transaction Costs reflected in the Estimated Cash Consideration, as set forth in the Closing Statement, then Seller shall be entitled to receive the amount of such deficit in accordance with Section 2.6(j). If the Transaction Costs, as finally determined pursuant to Section 2.6, are greater than Transaction Costs reflected in such Estimated Cash Consideration, then Buyer shall be paid the amount of such excess in accordance with Section 2.6(k).

(g)   (i) If Company Closing Cash, as finally determined pursuant to Section 2.6, is greater than Company Closing Cash reflected in the Estimated Cash Consideration, as set forth in the Closing Statement, then Seller shall be entitled to receive the amount of such excess in accordance with Section 2.6(j). If Closing Cash, as finally determined pursuant to Section 2.6, is less than Closing Cash reflected in such Estimated Cash Consideration, then Buyer shall be paid the amount of such deficit in accordance with Section 2.6(k).

(ii) If Amtran Closing Cash, as finally determined pursuant to Section 2.6, is greater than Amtran Closing Cash reflected in the Estimated Cash Consideration, as set forth in the Closing Statement, then such excess shall be disregarded for purposes of Section 2.6(j). If Amtran Closing Cash, as finally determined pursuant to Section 2.6, is less than Amtran Closing Cash reflected in such Estimated Cash Consideration, then such deficit shall be disregarded for purposes of Section 2.6(j).

(h)    If the Excess Cash Adjustment, as finally determined pursuant to Section 2.6, is greater than the Excess Cash Adjustment reflected in the Estimated Cash Consideration, as set forth in the Closing Statement, then Seller shall be entitled to receive the amount of such excess in accordance with Section 2.6(j). If the Excess Cash Adjustment, as finally determined pursuant to Section 2.6, is less than such Excess Cash Adjustment reflected in the Estimated Cash Consideration, then Buyer shall be paid the amount of such deficit in accordance with Section 2.6(k).

(i)    Without duplication, all amounts owed pursuant to Section 2.6(d)-Section 2.6(h) shall be aggregated, and the net amount (if any) owed by Buyer to Seller, on the one hand (any such amount, the “Closing Adjustment Surplus Amount”), or by Seller to Buyer, on the other hand (any such amount, the “Closing Adjustment Shortfall Amount”), is referred to as the “Final Adjustment Amount”.

(j)    In the event the Final Adjustment Amount constitutes a Closing Adjustment Surplus Amount, then (x) Buyer shall pay to Seller an amount in cash equal to the Closing Adjustment Surplus Amount and (y) Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller the amount of the Adjustment Escrow.

(k)    In the event the Final Adjustment Amount constitutes a Closing Adjustment Shortfall Amount, then (x) Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Adjustment Escrow an amount in cash equal to the Closing Adjustment Shortfall Amount (and to deliver to Seller from the Adjustment Escrow, if any, the remaining amount of the Adjustment Escrow) and (y) to the extent the Closing Adjustment Shortfall Amount exceeds the amount of the Adjustment Escrow, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Indemnification Escrow (to the extent funds are available in the Indemnification Escrow) any remaining balance of the Closing Adjustment Shortfall to Buyer.

(l)    Payments in respect of Section 2.6(j) or Section 2.6(k) shall be made within three (3) Business Days of final determination pursuant to Section 2.6 by wire transfer of dollars in immediately available funds to such account or accounts as may be designated in writing by Seller Representative or Buyer at least two (2) Business Days prior to such payment date. Any payment in respect of Section 2.6(j) or Section 2.6(k) shall be deemed to be an adjustment to the Purchase Price.

(m)    If the aggregate of all amounts owed by Buyer to Seller pursuant to Section 2.6(d)-Section 2.6(h) are equal to aggregate of all amounts owed by Seller to Buyer pursuant to Section 2.6(d)-Section 2.6(h), then no amounts shall be payable by Buyer or Seller to the other Party as the Final Adjustment Amount, and the Estimated Purchase Price shall constitute the Purchase Price, and shall be subject to no further adjustments. In such event, the Buyer and Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller the amount of the Adjustment Escrow in cash in full, within three (3) Business Days of final determination pursuant to Section 2.6 by wire transfer of dollars in immediately available funds to such account or accounts as may be designated in writing by Seller.

Section 2.7    Closing Deliverables.

(a)    At the Closing, Buyer has paid and undertaken the actions specified in Section 2.4 and has delivered, or caused to be delivered, to the Selling Parties, as applicable:

(i)    the Escrow Agreement, duly executed by Buyer;

(ii)    an employment agreement by and among the Company, Owner 1 and Buyer, in the form and substance acceptable to Buyer and Owner 1 (the “Owner 1 Employment Agreement”), duly executed by Buyer;

(iii)    an employment agreement by and among the Company, Owner 2 and Buyer, in the form and substance acceptable to Buyer and Owner 2 (the “Owner 2 Employment Agreement”), duly executed by Buyer;

(iv)    an employment agreement by and among the Company, Owner 3 and Buyer, in the form and substance acceptable to Buyer and Owner 3 (the “Owner 3 Employment Agreement”), duly executed by Buyer;

(v)    evidence satisfactory to Seller that Buyer has instructed the transfer agent of Buyer’s common stock to deliver the Stock Consideration issued at the Closing to Seller, in book entry form as reflected on Buyer’s transfer agent’s records and with such restricted legends as agreed by Seller Representative and Buyer;

(vi)    certificates of good standing, dated not more than seven (7) calendar days prior to the Closing Date, with respect to Buyer, issued by the Secretary of State of the State of Delaware;

(vii)    a certificate duly executed by the Secretary of Buyer, in a form acceptable to Seller Representative, dated as of the Closing, attaching and certifying on behalf of Buyer the resolutions of the board of directors (or other appropriate governing body) of Buyer authorizing the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, including the issuance of the Stock Consideration to Seller; and

(viii)    such other documents and instruments as required by any other provision of this Agreement or as required to consummate the transactions contemplated hereby.

(b)    At the Closing, Seller has delivered, or caused to be delivered, to Buyer:

(i)    the Escrow Agreement, duly executed by Seller;

(ii)    the Owner 1 Employment Agreement, duly executed by the Company and Owner 1;

(iii)    the Owner 2 Employment Agreement, duly executed by the Company and Owner 2;

(iv)    the Owner 3 Employment Agreement, duly executed by the Company and Owner 3;

(v)    documentation evidencing the Reorganization (in each case, together with any comparable forms or documentation required under similar provisions of state or local law);

(vi)    certificates of good standing, dated not more than seven (7) calendar days prior to the Closing Date, with respect to Seller and the Company, respectively, issued by the Secretary of State of the State of Texas;

(vii)    duly executed instruments of transfer with respect to the Securities, in a form acceptable to Buyer and Seller Representative;

(viii)    a certificate duly executed by an officer of Seller, dated as of the Closing, attaching and certifying on behalf of Seller (A) the Organizational Documents of Seller and (B) the resolutions of the board of directors and shareholders of Seller authorizing the execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, in a form acceptable to Buyer and Seller Representative;

(ix)    a certificate duly executed by an officer of the Company, dated as of the Closing, attaching and certifying on behalf of the Company (A) the Organizational Documents of the Company and (B) the resolutions of the board of managers and member of the Company authorizing the execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, in a form acceptable to Buyer and Seller Representative;

(x)    a duly completed and executed IRS Form W-9 from Seller;

(xi)    resignation letters from the individuals listed on Section 2.7(b)(xi) of the Disclosure Schedules;

(xii)    all corporate minute books, stock ledgers and stock records (or equivalent) of the Company;

(xiii)    customary payoff letters in respect of, and release documentation necessary to release all Liens (other than Permitted Liens) securing, in each case, all indebtedness to be paid off at Closing, duly executed by the applicable agent or lender set forth on Section 2.7(b)(xiii) of the Disclosure Schedules and in form and substance satisfactory to Buyer (collectively, the “Payoff Letters”), which (w) evidence all obligations in respect of such indebtedness (including principal, interest, fees, expenses and other amounts payable in respect thereof), (x) provide instructions for the payment of such amount to the applicable agent or lender, (y) provide that, upon receipt of such amount by the applicable agent or lender, all obligations in respect of such indebtedness shall be paid in full, all commitments related thereto shall be terminated and all guarantees in respect of, and all Liens (other than Permitted Liens) securing, in each case, such indebtedness shall be automatically terminated and released, and (z) include the agreement of the applicable agent or lenders to terminate (or give the Company or their respective representatives authorization to terminate) all UCC financing statements filed in connection with such indebtedness;

(xiv)    evidence in form and substance satisfactory to Buyer that all Transaction Costs due and payable on or before the Closing Date have been paid in full such as invoices from professional advisors, along with confirmation from them that payments have been made to them in full and that the Company and Amtran do not have any liability to them in respect of any Transaction Costs;

(xv)    evidence in form and substance satisfactory to Buyer that Company 401(k) Plan has been terminated effective as of immediately prior to the Closing;

(xvi)    all third-party consents and approvals listed on Section 2.7(b)(xvi) of the Disclosure Schedules;

(xvii)    a confirmatory assignment of Intellectual Property from Owner 1, Owner 2 and Owner 3 in favor of the Company in form and substance satisfactory to Buyer; and

(xviii)    such other documents and instruments as required by any other provision of this Agreement or as required to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATED TO THE SELLING PARTIES

Except as set forth in the Disclosure Schedules, the Selling Parties, as of the Effective Time, represent and warrant to Buyer, as follows:

Section 3.1    Organization. Seller is duly formed, validly existing and in good standing under the Laws of the State of Texas. Seller has all requisite organizational power and authority under those Laws and its Organizational Documents to own, lease or otherwise hold its respective properties and assets and to carry on its business as conducted as of the date hereof.

Section 3.2    Authorization; Enforceability; Absence of Conflicts.

(a)    Each Selling Party has the requisite power, capacity and authority to enter into and deliver each Transaction Document to which he, she or it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by Seller of the Transaction Documents to which it is a party, the performance by Seller of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite organizational action of Seller and no other organizational proceeding on the part of Seller is necessary to authorize the Transaction Documents to which Seller is or will be party.

(b)    This Agreement has been, and each of the other Transaction Documents to which each Selling Party is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by such Selling Party and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, such Selling Party’s legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)    The execution and delivery by Seller of the Transaction Documents to which it is a party, the performance by Seller of its obligations under each Transaction Document to which Seller is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of Seller or (ii) any Law applicable to Seller.

(d)    The execution and delivery by the Selling Parties of the Transaction Documents to which he, she, or it is a party, the performance by the Selling Parties of his, her, or its obligations under each Transaction Document to which such Selling Party is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of such Selling Party, (ii) any Law applicable to such Selling Party or (iii) any material agreement of any Selling Party, except for such violations, breaches or defaults under clause (iii) that would not reasonably be expected to result in a Material Adverse Effect.

Section 3.3    Required Consents. No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

Section 3.4    Litigation. No Proceeding is pending or, to the actual knowledge of any Selling Party, threatened, to which any Selling Party is or may become a party which (i) questions or involves the validity or enforceability of any obligation of such Selling Party under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by such Selling Party of the transactions contemplated by the Transaction Documents.

Section 3.5    Accredited Investor.

(a)    Each Selling Party is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). Seller is acquiring the Stock Consideration for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Stock Consideration. Each Selling Party agrees that the Stock Consideration will constitute “restricted securities” (as that term is used under the Securities Act), and agrees that the Stock Consideration has not been registered under, and that the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under, the Securities Act, and any applicable foreign and state securities laws, except under an exemption from such registration under the Securities Act and such laws.

(b)    Each Selling Party has such knowledge and experience in business and financial matters so that such Selling Party is capable of evaluating the merits and risks of an investment in the Stock Consideration being acquired hereunder. Each Selling Party understands the full nature and risk of an investment in the Stock Consideration. Each Selling Party further acknowledges that such Selling Party has had access to the publicly available books and records of Buyer and Seller Representative has had an opportunity to ask questions concerning Buyer and the Stock Consideration.

Section 3.6    No Other Representations. Except as expressly set forth herein, all representations and warranties of the Owners relate only to the Acquired Business and the Company Employees and not to any other business, assets or employees of the Owners and their Affiliates (other than the Company and Amtran).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY AND AMTRAN

Except as set forth in the Disclosure Schedules, Seller, as of the Effective Time, represents and warrants to Buyer as follows, with respect to the Company and Amtran, as applicable:

Section 4.1    Organization; Power; Authorization.

(a)    Section 4.1 of the Disclosure Schedules sets forth the Organization Jurisdiction of each of the Company and Amtran, each of which is duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction, and has all requisite corporate or other entity power and authority under those Laws and its respective Organizational Documents to own, lease or otherwise hold its respective properties and assets and to carry on its business as conducted as of the date hereof. Each of the Company and Amtran is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not reasonably be expected to result in a Material Adverse Effect. Seller has made available to Buyer complete and correct copies of the Organizational Documents of the Company and Amtran, each as amended to the date hereof.

(b)    The Company has the requisite power, capacity and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite organizational action of the Company and no other organizational proceeding on the part of the Company is necessary to authorize the Transaction Documents to which the Company is or will be party.

(c)    This Agreement has been, and each of the other Transaction Documents to which the Company is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(d)    Except as set forth in Section 4.2(b) of the Disclosure Schedules, neither the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, nor the performance by the Company of the transactions contemplated hereby or thereby, will:

(i)    violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the Organizational Documents of the Company

(ii)    violate or conflict with, or result in a breach of, any Law;

(iii)    violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Permit or Contract to which the Company is a party or by which the properties or assets of the Company are bound; or

(iv)    result in the creation or imposition of any Lien upon any properties or assets of the Company.

Section 4.2    Required Consents.

(a)    Except as such filings may be required under the HSR Act and except as set forth on Section 4.2(a) of the Disclosure Schedules, no Law requires the Company or Amtran to obtain any Permit, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by Seller of the Transaction Documents to which it is a party, the enforcement against it of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents.

(b)    Except as set forth in Section 4.2(b) of the Disclosure Schedules, no Contract or arrangement to which the Company or Amtran is a party or is bound or to which any of the Company’s or Amtran’s assets are subject, requires the Company or Amtran, as applicable, to obtain any Consent from any Person other than a Governmental Authority in connection with the execution, delivery or performance by the Company or Amtran of the Transaction Documents to which it is a party, the enforcement against the Company or Amtran of their obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents.

Section 4.3    Capitalization.

(a)    Seller holds of record, owns beneficially, and has good and valid title to the Securities, free and clear of all Liens (other than Permitted Equity Liens and Liens in effect on or prior to the Closing Date that will be released upon payment of the Purchase Price). The Company owns 40% of the issued and outstanding Capital Stock of Amtran, free and clear of all Liens (other than Permitted Equity Liens and Liens in effect on or prior to the Closing Date that will be released upon payment of the Purchase Price).

(b)    Except as disclosed in Section 4.3 of the Disclosure Schedules or as set forth in the Organizational Documents of the Company or Amtran: (a) no Capital Stock of the Company or Amtran is reserved for issuance or is held in treasury; (b) no Capital Stock of the Company or Amtran is subject to pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, proxies, voting trusts, stockholder agreements or other similar agreements or understandings in effect to which the Company or Amtran is a party with respect to the voting or transfer of such Capital Stock; (c) there are no outstanding subscriptions, options, warrants, rights, calls, conversion rights, rights of exchange, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Capital Stock of the Company or Amtran other than as contemplated by this Agreement; (d) there are no outstanding contracts or other agreements of the Company or Amtran, or, to the knowledge of Seller, of Seller or any other Person, to purchase, redeem or otherwise acquire any outstanding Capital Stock of the Company or Amtran, or securities or obligations of any kind convertible into any Capital Stock of the Company or Amtran; and (e) there are no outstanding or authorized equity appreciation, phantom equity, equity incentive plans or similar rights with respect to the Company or Amtran.

Section 4.4    Subsidiary. Except for the Company’s ownership interests in Amtran, neither the Company nor Amtran own, directly or indirectly, any Capital Stock in any other Entity.

Section 4.5    Assets.

(a)    The assets, property, rights, agreements and interests of the Company and Amtran constitute all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or held for use, and are sufficient in all material respects to conduct the Acquired Business after the Closing consistent with past practices.

(b)    Except as set forth in Section 4.5(b) of the Disclosure Schedules, the Company and Amtran have good and valid title to, or a valid leasehold interest in, all of their respective tangible personal property and assets reflected in the Latest Balance Sheet, free and clear of all Liens (other than Permitted Liens), other than property or assets sold or otherwise disposed of in the Ordinary Course of Business since the Financial Information Date.

(c)    All of the material tangible personal property of the Company and Amtran currently used in the Acquired Business is in good condition and repair, ordinary wear and tear excepted. Immediately following the Closing, all of the assets of the Company and Amtran will be owned, leased or available for use by the Company and Amtran on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company and Amtran own, lease or use such assets. Except as set forth in Section 4.5(c) of the Disclosure Schedules, all tangible assets of the Company and Amtran (including inventory) are located on the Leased Real Property, other than goods or materials in transit.

(d)    Seller does not conduct any business or own any assets other than its ownership of all of the issued and outstanding shares of the Company.

Section 4.6    Real Property.

(a)    Neither the Company nor Amtran owns any real property.

(b)    Section 4.6(b) of the Disclosure Schedules contains, as of the date of this Agreement, a list of all real property leased by the Company and Amtran, including with respect to each Real Property Lease, the street address of the parcel of real property to which such Real Property Lease relates, the landlord under such Real Property Lease, whether such landlord is affiliated with the Company, Amtran or any of their respective Affiliates, the basic monthly rent and other amounts paid or payable with respect thereto, the expiration of the term of such Lease, the current use of such property, and any purchase options exercised or exercisable by the Company or Amtran. Seller has delivered or made available to Buyer true, complete and correct copies of all Real Property Leases.

(c)    Except as set forth in Section 4.6(c) of the Disclosure Schedules, each of the Company and Amtran (i) has a good and valid leasehold interest in the Leased Real Property, including facilities, structures and other improvements thereon, in each case free and clear of Liens other than Permitted Liens, and (ii) is the holder and enjoys the benefit of the easements and similar rights that the Company and Amtran purport to hold or to which the Company and Amtran purport to have any rights, and the rights of the Company and Amtran with respect to each such easement or similar right are in full force and effect.

(d)    The Leased Real Property constitutes the only real property used, occupied or held for use by the Company in connection with the Acquired Business or which is necessary for the continued operation of the Acquired Business as currently conducted.

(e)    Except for the Real Property Leases, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of any parcel of the Leased Real Property. To the knowledge of Seller, no other party to any Real Property Lease is in material breach of or default under any Real Property Lease. The execution and delivery of this Agreement and the consummation of the transactions hereunder will not result in the termination of any Real Property Lease, and immediately after the Closing all Real Property Leases will continue in full force and effect, and except as otherwise required under any Real Property Lease, create an imposition of any material and burdensome condition or other obligation on Buyer.

(f)    Neither the Company nor Amtran has any past due obligation as lessee under any Real Property Lease.

(g)    There are no outstanding actions, disputes, litigation, or investigations in relation to any Leased Real Property.

(h)    There is no pending, or, to the knowledge of Seller, threatened condemnation or other governmental taking of any Leased Real Property or any part thereof.

Section 4.7    Transactions with Affiliates. Section 4.7 of the Disclosure Schedules sets forth a complete list of any contract or agreement during the past four (4) years preceding the date hereof with continuing effect as of the date hereof between (a) the Company or Amtran, on the one hand, and (b)(i) Seller or any Owner or Affiliate of Seller or any Owner (other than the Company or Amtran), other than any contract or agreement contemplated by this Agreement, (ii) any officer, shareholder, member or director of the Company or Amtran, or (iii) to the extent a Person in (i) or (ii) is a natural person, any Person who has any direct or indirect relation by blood, marriage or adoption to them. Neither Seller or any Owner, nor any Affiliate of Seller or Owner (other than the Company and Amtran) (x) owns any material properties, assets or rights that are used by the Company or Amtran, except as may be listed on Section 4.7(a)(x) of the Disclosure Schedules; (y) owes any money to, or is owed any money by, the Company or Amtran (except with respect to compensation or expense reimbursement received as employees, consultants or directors in the Ordinary Course of Business); or (z) has asserted any claim or cause of action against the Company or Amtran.

Section 4.8    Litigation.

(a)    No Proceeding is pending or, to the knowledge of Seller, threatened, to which the Company is or may become a party which (i) questions or involves the validity or enforceability of any obligation of the Company under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Company of the transactions contemplated by the Transaction Documents.

(b)    Except as set forth in Section 4.8(b) of the Disclosure Schedules, as of the date of this Agreement, there is no, and there has not been in the five years prior to the date of this Agreement, any Proceeding directed against the Company or Amtran or affecting any of the officers, directors, managers, equityholders or employees of the Company or Amtran in their capacities as such, or pending or, to the knowledge of Seller, threatened by the Company or Amtran against any Person, at law or in equity, or before or by any Governmental Authority. The Company and Amtran, as applicable, is fully insured with respect to each of the matters set forth on Section 4.8(b) of the Disclosure Schedules.

(c)    Except as set forth in Section 4.8(c) of the Disclosure Schedules, neither the Company nor Amtran is subject to any judgment, award, order, decree, consent, notice, ruling, decision, determination, verdict, sentence, subpoena, civil investigative demand, writ or injunction issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority.

Section 4.9    Absence of Certain Changes.

(a)    Except for the Reorganization or as set forth in Section 4.9(a) of the Disclosure Schedules, since December 31, 2023, (i) the Company and Amtran have conducted the Acquired Business only in the Ordinary Course of Business, and (ii) there has been no event, change or circumstance which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(b)    Without limiting the generality of the foregoing, except as set forth in Section 4.9(b) of the Disclosure Schedules, since December 31, 2023, each of the Company and Amtran has:

(i)    not sold, assigned, transferred, disposed of, or abandoned any property, rights or assets, except for the sale of inventory in the Ordinary Course of Business consistent with past practice, or mortgaged, pledged or subjected any property, right or assets to any Lien (other than Permitted Liens), charge or other restriction;

(ii)    not sold, assigned, transferred, disposed of, or abandoned or permitted to lapse any Permits, any Intellectual Property or any other intangible assets, or disclosed any confidential or proprietary information of the Company or Amtran to any Person (excluding Persons under an agreement or obligation of confidentiality), granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(iii)    not made or granted, or made any promise to make or grant, any increase in the compensation of any employee with annual compensation of $50,000 or more, or amended or terminated any existing employee plan, program, policy or arrangement, including any Employee Plan, or adopted any new Employee Plan, or hired or engaged any employee or independent contractor with annual compensation of $50,000 or more;

(iv)    not terminated any key employee, senior executive or director (or equivalent board member), and no key employee, senior executive or director (or equivalent board member) has resigned, or has provided written notification to the Company or Amtran of their intention to resign, from the Company or Amtran;

(v)    conducted its cash management customs and practices (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) and maintained the books and records of the Company and Amtran in the Ordinary Course of Business;

(vi)    not made any loans or advances to, or guarantees for the benefit of, or entered into any transaction or agreement with, any Affiliate, Owner or Affiliate of any Owner;

(vii)    not suffered any loss, damage, destruction or casualty loss to the Acquired Business or the properties or assets of the Company or Amtran in excess of $25,000, or canceled, compromised, released or waived any rights or claims of value, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

(viii)    not adopted or changed any financial reporting or accounting policy, period, method or practice, including any method of calculating any bad debt, contingency or other reserve for accounting or financial reporting purposes or its fiscal year;

(ix)    not declared, set aside or paid any dividend or distribution of cash, capital stock or other property or securities in respect of its capital stock or other equity interests or purchased, redeemed or otherwise acquired any shares of its capital stock or equity interests or other securities;

(x)    not amended, canceled, terminated, modified or waived any Material Agreement, except for any amendment, modification or waiver made available to Buyer and which would not reasonably be expected to result in a Material Adverse Effect;

(xi)    not issued, delivered, sold, pledged or otherwise encumbered any shares of its Capital Stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights;

(xii)    except in connection with the Reorganization, has not amended or taken any action to amend its Organizational Documents, or engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(xiii)    not acquired by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or entity or division thereof;

(xiv)    not commenced, waived, paid, discharged or settled any Proceeding;

(xv)    not adopted or entered into any collective bargaining agreement or other labor union agreement applicable to the employees of the Company or Amtran;

(xvi)    not made any capital expenditure or commitments therefor that deviate from the annual capital expenditures budget for the Company that has been provided to Buyer or that are otherwise in excess of $150,000 in the aggregate, or delayed, postponed or cancelled any planned, budgeted, necessary or routine capital expenditures;

(xvii)    paid any amount to induce a third party to enter into an agreement;

(xviii)    not incurred any indebtedness other than indebtedness incurred in the Ordinary Course of Business;

(xix)    not made, modified, or rescinded any Tax election (other than the making of the QSub Election), changed any annual Tax accounting period, adopted or changed any method of Tax accounting or reversed any accruals (except as required by a change in Law or US GAAP or Indian Accounting Standards), filed any amended Tax Returns, signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for the Company, Amtran, Buyer or Buyer’s Affiliates;

(xx)    waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xxi)    sold, disposed of, assigned, licensed, sublicensed, covenanted not to sue with respect to, subjected to any Lien (other than Permitted Liens), or otherwise transferred any Intellectual Property rights, or abandoned or permitted to lapse or expire any Intellectual Property rights;

(xxii)    except in connection with the transactions contemplated in this Agreement, disclosed any trade secrets or other material confidential information of Company or Amtran, other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Company or Amtran, as applicable, in, such trade secrets and other confidential information of Company or Amtran;

(xxiii)    not entered into any Contract to do or engage in any of the foregoing.

Section 4.10    Compliance with Law. Except as set forth in Section 4.10 of the Disclosure Schedules, (a) neither the Company nor Amtran is, nor during the past five (5) years preceding the date hereof have they been, in violation in any material respect of any Applicable Law, and (b) neither the Company nor Amtran has received written notice of any such violation. The Company has not been advised by its accountants that the Company’s procedures and internal controls are not sufficient to provide reasonable assurances that violations of Applicable Laws would be prevented, detected and deterred.

Section 4.11    Permits.

(a)    Each of the Company and Amtran holds the Permits required or necessary to conduct its business as currently conducted, and all of which are listed in Section 4.11(a) of the Disclosure Schedules, provided, that, no representation or warranty in this Section 4.11 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.16.

(b)    Except as set forth in Section 4.11(b) of the Disclosure Schedules, each of the Company and Amtran is, and during the five (5) years preceding the date hereof has been, in compliance with all Permits set forth in Section 4.11(a) of the Disclosure Schedules, all of which are validly subsisting, binding and in full force and effect. Except as set forth in Section 4.11(b) of the Disclosure Schedules, neither the Company nor Amtran has received any written notice regarding any actual, alleged or potential failure to comply with any Permit, and, to the knowledge of Seller, no Proceeding is threatened to revoke, suspend, terminate, cancel, withdraw or limit any such Permits. Except as set forth in Section 4.11(b) of the Disclosure Schedules, the Company and Amtran have obtained all required material Permits for the conduct and operation of the Company and Amtran as currently conducted in the jurisdictions in which the Company and Amtran operate.

Section 4.12    Certain Business Practices.

(a)    The Company, Amtran, their respective Representatives, and any other Person acting for or on behalf of or otherwise associated with the Company or Amtran is and has been in material compliance with all applicable Laws relating to the prevention of corruption or bribery (including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Anti-Kickback Act of 1986, as amended, and the UK Bribery Act 2010, and any other applicable Laws of similar effect promulgated, enforced, or administered by any Governmental Authority in the jurisdictions where the Company or Amtran conducts business (collectively, “Anti-Corruption Laws”)). Neither the Company, Amtran, their respective Representatives, nor any other Person acting for or on behalf of or otherwise associated with the Company or Amtran has, directly or indirectly, in furtherance of or in connection with the Acquired Business (a) used corporate funds (i) to make any unlawful payment to any government official or employee (including unreported political contributions, gifts, or entertainment), or (ii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any unlawful payment (including bribes, rebates, payoffs, or kickbacks) to any Person, or unlawfully provided anything of value (whether as property, services, or in any other form) to any Person, for the purpose of obtaining an improper business advantage (including influencing any representative or employee of any foreign, federal, state, or local Governmental Authority in the performance of his or her public functions); (c) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be improper or likely to influence such Person in the performance of his, her or its role; (d) agreed, committed, or offered to undertake any of the foregoing actions; or (e) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws. For purposes of this Section 4.12, the phrase “associated with” a Person has the meaning given to it within the U.K. Bribery Act. Within the five (5) years prior to the date hereof, neither the Company, Amtran nor any Representative of, or other Person associated with, the Company or Amtran, has received any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to any Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, and no event has occurred or circumstance exists that is likely to give rise to any such investigation or Proceeding by any Governmental Authority regarding any offense or alleged offense under anti-bribery, anti-corruption or anti-fraud legislation. There is no Proceeding pending or, to the knowledge of Seller, threatened against the Company, Amtran or any Representative of, or other Person associated with, the Company or Amtran before any court or other Governmental Authority with respect to any Anti-Corruption Laws. The Company and Amtran are not ineligible to be awarded any contract or business under subpart 9.4 of the U.S. Federal Acquisition Regulation 2005, any Law enacted pursuant to Article 45 of the Public Sector Procurement Directive (Directive 2004/18/EC) or any similar Law governing eligibility for public procurement contracts in any jurisdiction. The Company and Amtran have implemented and maintains in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of Anti-Corruption Laws. A true, correct and complete copy of any Anti-Corruption Laws policies and procedures adopted by the Company and Amtran are listed on Section 4.12(a) of the Disclosure Schedules and have been furnished to, or made available to Buyer.

(b)    Each of the Company, Amtran and any director, officer or employee of the Company or Amtran and any other Person acting for or on behalf of the Company or Amtran is and has been in compliance with all applicable U.S. and other applicable economic sanctions and export control laws, including (i) the Export Administration Regulations, 15 C.F.R. §§ 730-774; (ii) the Arms Export Control Act, 22 U.S.C. § 2778, and the corresponding International Traffic in Arms Regulations; (iii) the economic sanctions laws and regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Part 500 et seq., and the U.S. Department of State; (iv) the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Internal Revenue Service Code; and (v) any other economic sanctions or export control Laws applicable to the Company or Amtran (collectively, “Export Control Laws”). There is no Proceeding pending, or to the knowledge of Seller, threatened in writing against the Company or Amtran before any court or other Governmental Authority with respect to any Export Control Laws.

(c)    The Company, Amtran and any director, manager, officer or employee of the Company or Amtran and any other Person acting for or on behalf of the Company or Amtran is and has been in compliance with all applicable U.S. and other laws related to terrorism or money laundering during the last five (5) years, including (i) the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. §§ 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA PATRIOT Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and (iv) any other enabling legislation, executive order or regulations issued pursuant or relating thereto (collectively, “Anti-Money Laundering Laws”). There is no Proceeding pending, or to the knowledge of Seller, threatened in writing against the Company or Amtran before any court or other Governmental Authority with respect to any Anti-Money Laundering Laws.

(d)    The Company, Amtran and any director, manager, officer or employee of the Company or Amtran and any other Person acting for or on behalf of the Company or Amtran is and has been in compliance with all applicable U.S. and other applicable laws governing the classification, valuation, duties, origination, and marking of foreign-origin products imported into the United States and other relevant jurisdictions (collectively, “Customs Laws”), as well as any similar requirements imposed under bilateral or multilateral Free Trade Agreements to which the United States is a party (“FTAs”). There is no Proceeding pending or, the knowledge of Seller, threatened in writing against the Company or Amtran before any court or other Governmental Authority with respect to any Customs Laws or FTAs.

(e)    Neither the Company or Amtran, nor any director, manager, officer or employee of the Company or Amtran or any other Person acting for or on behalf of the Company or Amtran (i) has been or is currently subject to any U.S. sanctions administered by OFAC, (ii) has engaged or is currently engaging in any business or other dealings with, in, involving or relating to any country or Person currently subject to any U.S. sanctions administered by OFAC, or (iii) is otherwise in violation of applicable Customs Laws, Anti-Money Laundering Laws, Export Control Laws, or other international trade compliance laws.

(f)    Neither the Company nor Amtran has, in connection with or relating to the Acquired Business, received from any Governmental Entity or any other Person any notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Customs Laws, Anti-Money Laundering Laws, Export Control Laws, or other international trade compliance laws.

Section 4.13    Material Agreements.

(a)    Section 4.13(a) of the Disclosure Schedules lists, as of the date of this Agreement, each written contract or agreement related to the Company and Amtran and to which the Company or Amtran is a party (each such written contract or agreement, a “Material Agreement”):

(i)    each agreement of the Company or Amtran involving a purchase price in excess of $200,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company or Amtran, as the case may be, without penalty or without more than 90 days’ notice;

(ii)    all agreements that relate to the sale of any of the Company’s or Amtran’s assets, other than in the Ordinary Course of Business, for consideration in excess of $200,000;

(iii)    all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $200,000;

(iv)    except for agreements relating to trade payables, all agreements relating to indebtedness of the Company or Amtran, in each case having an outstanding principal amount in excess of $200,000;

(v)    all agreements between or among the Company or Amtran on the one hand and a Selling Party or any Affiliate of such Selling Party (other than the Company, Amtran, or Narayan Powertech PVT, Ltd.) on the other hand;

(vi)    all collective bargaining agreements or agreements with any labor organization, union or association to which the Company or Amtran is a party;

(vii)    all agreements that restrict the Company or Amtran, or any of their Affiliates, from competing with or engaging in any business activity anywhere in the world, or agreements that include supply or exclusivity provision or any “most favored nation,” “most favored pricing” or similar clause;

(viii)    all agreements concerning joint venture or partnership agreements, or the sharing of profits;

(ix)    all agreements with respect to the lease of Leased Real Property (the “Real Property Leases”);

(x)    all agreements with respect to the lease of personal property in excess of $75,000 per annum or $150,000 in the aggregate;

(xi)    all agreements with any Governmental Authority;

(xii)    all Government Contracts;

(xiii)    all agreements that contain any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;

(xiv)    all agreements that, together with any related Material Agreements, provide for capital expenditures in excess of $100,000 for any single project or related series of projects (including a schedule of the amount of capital expenditures provided for pursuant to each such agreement);

(xv)    all agreements that provide for indemnification of a third party by the Company or Amtran;

(xvi)    all agreements with any Material Customer or Material Vendor;

(xvii)    (A) all agreements for the engagement or employment of any former (to the extent of any ongoing liability) or current officer, director, manager, employee or other Person on a full-time, part-time, individual consulting or other basis with annual compensation in excess of $200,000 (except for any arrangements that can be terminated “at will” without any liability for severance or termination pay or any other obligations), (B) all agreements providing for the payment, in excess of $200,000, in relation to severance or a retention or any agreement providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, (C) any indemnification, “change in control”, restrictive covenant, proprietary information and inventions assignment, or other ancillary agreement or Contract with any directors, managers, officers, employees, or independent contractors of the Company or Amtran, or (D) any agreement relating to loans, in excess of $200,000, to any former (to the extent of any ongoing liability) or current employee, officer, manager, director or Affiliate;

(xviii)    all agreements or arrangements requiring the consent of any party thereto or containing any provision that would result in an acceleration, modification or termination of any rights or obligations of any party thereto upon, or providing any party thereto any remedy (including rescission or liquidated damages) in the event of, a direct or indirect change in control of any Person or the consummation of the transactions contemplated by this Agreement;

(xix)    all nondisclosure, noncompete or confidentiality agreements or agreements regarding ownership and rights with regard to work produced by employees, contractors or consultants of the Company or Amtran;

(xx)    all agreements under which the Company or Amtran has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than business expense advances to employees in the Ordinary Course of Business not in excess of $50,000 individually or $200,000 in the aggregate);

(xxi)    all settlement, conciliation or similar agreements with any Governmental Authority or pursuant to which the Company or Amtran will have outstanding obligations, in excess of $200,000, after the date of this Agreement;

(xxii)    all powers of attorney or other similar agreement or grant of agency; or

(xxiii)    any other agreement entered into outside the Ordinary Course of Business that is in effect with ongoing obligations and that is material to the operations or business of the Company or Amtran.

(b)    Correct and complete copies of the Material Agreements listed (or required to be listed) in Section 4.13(a) of the Disclosure Schedules, together with all modifications and amendments thereto, have been delivered or made available to Buyer, except as set forth in Section 4.13(b) of the Disclosure Schedules. Neither the Company nor Amtran have received a notice of default, nor has any event occurred, to the knowledge of Seller, which with the giving of notice or the passage of time or both would constitute a default by the Company or Amtran, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Material Agreement and, to the knowledge of Seller, (i) no other party is in default, nor (ii) has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company or Amtran under, or in any manner release any party thereto from any obligation under, any such Material Agreement. Each of the Material Agreements is in full force and effect, is valid and enforceable in accordance with its terms against the Company or Amtran, as applicable, and to the knowledge of Seller, against the other party to the Material Agreement, and is not subject to any claims, charges, set-offs or defenses. Neither the Company nor Amtran has modified, supplemented or amended any Material Agreement, or waived performance by any other party thereto of any covenant thereunder. Neither the Company nor Amtran has received any written notice of, nor to the has any other party made the Company or Amtran aware of, the decision or intention of any other party thereto to cancel, terminate or not renew any Material Agreement, whether in accordance with the terms of the respective Material Agreement or otherwise. To the knowledge of Seller, during the preceding five (5) years, no party to any of the Material Agreements has ever challenged or disputed any Material Agreement or otherwise taken any action against the Company or Amtran (in writing or otherwise) claiming that the Company or Amtran is in material breach of such Material Agreement.

Section 4.14    Employee Matters.

(a)    Section 4.14(a) of the Disclosure Schedules lists, as of the date of this Agreement, the name, job title, hourly rate or annual base salary (as applicable), hire date, accrued but unused vacation days or other paid time off and, country and state of employment, whether exempt or non-exempt or classified as a workman or non-workman (as applicable), leave status (if applicable, including type of leave, date leave began and expected date of return), work permits and visa status (if applicable) (as of the date shown in Section 4.14(a) of the Disclosure Schedules) of each Company Employee.

(b)    Section 4.14(b)(i) of the Disclosure Schedules sets forth a complete and accurate list of each Employee Plan of the Company and Amtran. Section 4.14(b)(ii) of the Disclosure Schedules sets forth a complete and accurate list of each Employment Agreement with any Company Employee or former Company Employee pursuant to which there are continuing obligations.

(c)    The Company has delivered correct and complete copies to Buyer of (i) each written Employee Plan, as amended to the Closing, together with financial statements and actuarial reports for the three (3) most recent plan years, if applicable; (ii) each funding vehicle with respect to each Employee Plan, including all amendments; (iii) the most recent and any other determination letter, ruling or notice issued by any Governmental Authority with respect to each Employee Plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption), including all schedules and attachments, for the three (3) most recent plan years for each Employee Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any for each Employee Plan; (vi) any material correspondence with any Governmental Authority regarding any Employee Plan; (vii) each other document, explanation or communication which describes any relevant aspect of any Employee Plan that is not disclosed in previously delivered materials; and (viii) any other documents, forms or other instruments reasonably requested by Buyer. A description of any unwritten Employee Plan, including a description of any material terms of such plan, is set forth on Section 4.14(c) of the Disclosure Schedules.

(d)    With respect to each Employee Plan of the Company that is intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter, or in the case of a volume submitted plan, a favorable advisory letter) from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code, such plan is so qualified and, to the knowledge of Seller, nothing has occurred since the date of such letter that would reasonably be expected to materially and adversely affect such qualification or exemption.

(e)    With respect to each Employee Plan, as of the date of this Agreement, (i) each such plan has been administered in material compliance with its terms and Applicable Laws; (ii) the Company, Amtran and any ERISA Affiliate has not engaged in any transaction or acted or failed to act in any manner that would subject the Company to any Liability for a breach of fiduciary duty under ERISA; (iii) no disputes, government audits, examinations or, to the knowledge of Seller, investigations are pending or, to the knowledge of Seller, threatened in writing other than ordinary claims for benefits; (iv) the Company has not engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code; (v) all contributions, premiums or payments due have been made on a timely basis or have been properly recorded on the books of the Company; (vi) with respect to the Company, the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service; (vii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the one-year period prior to the date of this Agreement; (viii) no Liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any ERISA Affiliate, and all premiums to the PBGC have been timely paid in full; (ix) the PBGC has not instituted proceedings to terminate any Employee Plan that is subject to Title IV of ERISA; (x) no Employee Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); and (xi) no events have occurred that could result in a payment by or assessment against the Company or Seller of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code. For purposes of this Agreement, “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

(f)    None of the Company, Seller or, to the knowledge of Seller, any ERISA Affiliate has at any time participated in or made contributions to or has had or may reasonably be expected to have any other Liabilities or potential Liabilities (contingent or otherwise) with respect to an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Code Section 413(c)), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

(g)    No Employee Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company or any ERISA Affiliate, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state law and at the sole cost of such former employee, spouse or other dependent).

(h)    With respect to all periods prior to the Closing, the requirements of COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar applicable state laws have, in all material respects been complied with and satisfied with respect to each applicable Employee Plan.

(i)    Each Employee Plan of the Company that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been in a written form and administered in such a manner that complies with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder such that, in the event of an audit by the Internal Revenue Service of the Company or any individual participating in such Employee Plan, the additional tax described in Section 409A(1)(B) of the Code would not be assessed against any participant with respect to benefits due or accruing thereunder. The Company is not under an obligation to gross-up any payment due to any Person for additional taxes due pursuant to Section 409A of the Code.

(j)    To the knowledge of Seller, the Company has, for purposes of each relevant Employee Plan, correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company.

(k)    There currently is not and never has been any Employee Plan of the Company that is or has been subject to the Laws of a jurisdiction other than the United States.

(l)    Neither the Company nor Amtran is, or since January 1, 2018 has been, subject to any agreement with any labor union or employee association and neither the Company nor Amtran has, since January 1, 2018, made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement and there is no current, and since January 1, 2018, there has not been any pending or, to the knowledge of Seller, threatened attempt to organize, certify or establish any labor union or employee association or any strike, work stoppage, slowdown, lockout, or other material labor dispute.

(m)    Except as otherwise provided for under the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of the Company or any ERISA Affiliate; (ii) increase any benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any other Person to amend or terminate any Employee Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(n)    In relation to any of the Company Employees, as of the date of this Agreement, except as described in Section 4.14(n) of the Disclosure Schedules, neither the execution or delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any Company Employee or Seller designated employee, (ii) increase any benefit otherwise payable under an Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under an Employee Plan or (iv) result in any parachute payment, as defined in Section 280G of the Code, to any Company Employee or Seller designated employee.

(o)    Except as otherwise set forth in Section 4.14(o) of the Disclosure Schedules, the Company and Amtran are and since January 1, 2018 have been in compliance with all Applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including the completion, verification and retention of Forms I-9 for all employees and the proper confirmation of employee visas), wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance, collective bargaining, withholding and payment of employment-related Taxes, affirmative action and Office of Federal Contracts Compliance Programs regulations, and occupational health and safety. The Company and Amtran have timely paid in full to each current or former employee or, if not past due, adequately accrued in accordance with US GAAP or Indian Accounting Standards, as applicable, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There are, and since January 1, 2018 have been, no Proceedings against the Company or Amtran pending, or, to the knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment, termination of employment, or application for employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under Applicable Laws. The Company and Amtran are not, and have never been, a party to or otherwise bound by any citation or order by any Governmental Authority relating to employees or employment practices, and there are no Governmental Authority conciliation agreements, noncompliance findings or audits, investigations or similar inquiries pending or in effect, announced, or, to the knowledge of Seller, threatened in writing with respect to employees or employment practices of the Company or Amtran.

(p)    In the last five (5) years, neither the Company nor Amtran has implemented any employment terminations, layoffs, furloughs, paid or unpaid leaves of absence, reductions in pay or reductions in hours impacting any current or former employee outside the Ordinary Course of Business. In the last five (5) years, neither the Company nor Amtran has implemented or announced a “plant closing,” “mass layoff,” or other similar action as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., and any similar Applicable Law.

(q)    To the knowledge of Seller, no current employee of either the Company or Amtran (i) has any present intention to terminate his or her employment with the Company or its Subsidiaries within the first twelve (12) months following the Closing Date or (ii) is a party to or bound by any confidentiality, non-competition, non-solicitation, proprietary rights or other agreement that would restrict in any material respect the performance of such employee’s employment duties or the ability of the Company or Amtran to conduct its business.

Section 4.15    Financial Information.

(a)    Section 4.15(a) of the Disclosure Schedules, except as otherwise set forth therein, sets forth true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2023 (the “Financial Information Date”), and the related unaudited statements of income of the Company for the year ended December 31, 2023, the unaudited balance sheet of the Company as of May 31, 2024, the unaudited statements of income of the Company for the five months ended May 31, 2024 (collectively, the “Company Financial Statements”), and (ii) the unaudited balance sheet of Amtran as of March 31, 2024, the related unaudited statements of income and cash flows of Amtran for the year ended March 31, 2024, the unaudited balance sheet of Amtran as of May 31, 2024, and the unaudited statement of income of Amtran for the two months ended May 31, 2024 (collectively, the “Amtran Financial Statements”). The “Latest Balance Sheet” shall mean the balance sheet of the Company or Amtran as applicable as of May 31, 2024. For purposes of this Agreement, the “May 31 P&Ls” shall mean the unaudited statement of income of the Company for the five months ended May 31, 2024 and the unaudited statement of income of Amtran for the two months ended May 31, 2024.

(b)    Except as set forth in Section 4.15(a) of the Disclosure Schedules, each of the Financial Statements (including the notes thereto, if any) has been prepared from and is consistent with the books and records of the Company or Amtran, as the case may be (which books and records are accurate and complete in all material respects), presents fairly in all material respects the financial condition and results of operations and cash flows of the Company and Amtran, as the case may be, as of the dates thereof and for the periods covered thereby and has been prepared (i) in the case of the Company, in accordance with US GAAP and (ii) in the case of Amtran, in accordance with Indian Accounting Standards, in each case consistently applied throughout the periods covered thereby (subject, in the case of the unaudited Financial Statements, to the absence of footnote disclosures and to normal year-end adjustments, none of which is individually, or in the aggregate, material).

(c)    Except as set forth in Section 4.15(c) of the Disclosure Schedules, the Company and Amtran have established and adhered to a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting, that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP or Indian Accounting Standards, as the case may be, access to properties and assets is permitted in accordance with management’s general or specific authorization, except, in each case, for any deficiencies that, individually or in the aggregate, are not material, Except as set forth in Section 4.15(c) of the Disclosure Schedules, there is not currently (i) any significant deficiency or material weakness in the system of internal control over financial accounting utilized by the Company or Amtran, (ii) any fraud or other wrongdoing, whether or not material, that involves the management or other employees of the Company or Amtran who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or Amtran, or (iii) any claim or allegation regarding any of the foregoing.

(d)    All accounts receivable of the Company and Amtran reflected on their respective Latest Balance Sheet, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed in the Ordinary Course of Business and are legal, validly subsisting and binding claims against the respective debtors as to which full performance has been rendered. Except as set forth in Section 4.15(d) of the Disclosure Schedules, all accounts receivable of the Company that are reflected in the accounting records of the Company (i) are current or within 180 days of their respective due dates and, except for facts and information actually known by Owner 1, are collectible in the Ordinary Course of Business, provided, however, that for the avoidance of doubt, no guarantees or warranties of collectability are being provided by Seller as a result of a subsequent determination as to the payor’s inability or refusal to pay, bankruptcy, or other insolvency, and (ii) are not subject to any material setoffs, counterclaims, credits or other offsets, Lien, or agreement for deduction, free goods or services, discount or other material deferred price or quantity adjustment. No account receivable has been assigned or pledged to any other Person.

(e)    The accounts payable of the Company and Amtran reflected on their respective Latest Balance Sheet, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the Ordinary Course of Business. The accrued Liabilities of the Company and Amtran reflected on their respective Latest Balance Sheet have been incurred in the Ordinary Course of Business. Except instances where any accounts payable are being disputed in good faith, the Company and Amtran have not failed to pay in the Ordinary Course of Business any amounts described in this Section 4.15(e).

(f)    Except as otherwise disclosed in Section 4.15(f) of the Disclosure Schedules, all inventories of the Company and Amtran, whether or not reflected on their respective Latest Balance Sheet, which are owned by the Company and Amtran on the Closing Date: (i) are valued at average cost; and (ii) do not include any items which are damaged, or spoiled, obsolete or of a quality or quantity not usable or saleable in the Ordinary Course of Business within historical inventory “turn” experience of the Company and Amtran, the value of which has not been fully written down, or with respect to which adequate reserves have not been provided. Except as otherwise disclosed in Section 4.15(f) of the Disclosure Schedules, the Company and Amtran each have a sufficient amount of inventory to conduct their business in substantially the same manner as conducted prior to the Closing. There has not been, since the date of the Latest Balance Sheet, any provision for markdowns or shrinkage with respect to inventories other than in the Ordinary Course of Business, otherwise disclosed in Section 4.15(f) of the Disclosure Schedules, or as otherwise consented to by Buyer. All inventory is owned by the Company and Amtran free and clear of all Liens (other than Permitted Liens).

Section 4.16    Environmental Matters. Except as set forth in Section 4.16 of the Disclosure Schedules:

(a)    the operations of the Acquired Business are and during the relevant statute of limitations period have been in compliance in all material respects with all applicable Environmental Laws in all applicable jurisdictions;

(b)    the Company and Amtran have obtained and are in compliance in all material respects with all Permits, licenses and other authorizations required for the operation of the Acquired Business under applicable Environmental Laws (“Environmental Permits”), and all Environmental Permits are valid and in good standing;

(c)    the Company and Amtran are not subject to any outstanding orders, suits, demands, claims, Liens or Proceedings by any Governmental Authority or any person respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Release, or to the knowledge of Seller, threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”) and no such Environmental Claims are, to the knowledge of Seller, threatened in writing; and

(d)    to the knowledge of Seller, there has been no Release or threatened Release of Hazardous Substances at any property owned, operated or leased by the Company or Amtran.

(e)    For purposes of this Agreement:

(i)    “Environment” means (A) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in clause (B)); (B) water, including coastal and inland water, surface waters, and ground waters; and (C) ambient air;

(ii)    “Environmental Law” means any Law, to the extent applicable to the person or properties in the context of which the term is used, regulating or prohibiting Releases into any part of the Environment, or pertaining to the protection of natural resources, the Environment or, to the extent relating to the use of or exposure to Hazardous Substances, human health or safety, as such laws have been and may be amended or supplemented through the date of this Agreement, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) as amended; the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.); the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.) as amended; the Clean Air Act (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.); Section 10 of the Rivers and Harbors Act of 1899, as amended (33 U.S.C. § 403); the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.); the Endangered Species Act (16 U.S.C. §§ 1531 et seq.); the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.); the Bald Eagle Protection Act (16 U.S.C. §§ 668 et seq.); the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent related to the exposure of Hazardous Substances); the National Environmental Policy Act of 1969 (42 U.S.C. §§ 4321 to 4370h); and 49 U.S.C. § 44718; and any similar or analogous state and local statutes or regulations promulgated thereunder and decisional law of any Governmental Authority, and any applicable standard of conduct under any common law doctrine, including negligence, nuisance or trespass, related to or arising out of the presence of, Release of or exposure to Hazardous Substances;

(iii)    “Hazardous Substance” means (A) any materials, substances or wastes defined as “hazardous” or “toxic” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Applicable Law relating to public or worker health or safety, damages to, or the protection of, natural resources or the Environment, or relating to pollution, (B) any radioactive materials, asbestos and polychlorinated biphenyls, (C) petroleum and petroleum derivatives, or (D) organohalogenated flame retardant chemicals, including per- and polyfluoroalkyl substances (PFAS) such as perfluorooctanoic acid and perfluorooctane sulfonate;

(iv)    “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated or leased by the applicable Party; and

(v)    “Remedial Action” means all actions to (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.

(f)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.16 are Seller’s sole and exclusive representations and warranties regarding environmental, health and safety matters.

Section 4.17    Taxes. For purposes of this Section 4.17 each reference to the Company includes Amtran, unless otherwise explicitly provided or as set forth in Section 4.17 of the Disclosure Schedules:

(a)    The Company has: (i) timely filed all Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all Applicable Laws, and are true, correct and complete, in all material respects; and (ii) timely paid or will timely pay all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable. Each Selling Party has (i) timely filed all Tax Returns required to be filed by such Selling Party with respect to the Company, and all such Tax Returns have been properly completed in compliance with all Applicable Laws, and are true, correct and complete, in all material respects; and (ii) timely paid or will timely pay all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable. Company has furnished or made available to Buyer (i) true, correct and complete copies of each Tax Return filed by Company for the three (3) fiscal years most recently ended prior to January 1, 2024; and (ii) each examination report that it has received from any Taxing Authority for any period.

(b)    The Company has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and the Company has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c)    The Company has not waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(d)    The Company (i) is not a party to, is not bound by, and does not have any obligation under, any Tax Sharing Agreement, and (ii) does not have any potential Liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(e)    The Company has duly and timely collected and remitted all sales, use, excise and similar Taxes related or attributable to the Acquired Business in accordance with Applicable Law, and has collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of any such Taxes.

(f)    The aggregate unpaid Taxes of the Company (i) did not, as of the date of the Financial Information Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date. Since the Financial Information Date, the Company has not incurred any Liability for Taxes other than in the Ordinary Course of Business.

(g)    There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has, to the knowledge of Seller, threatened to encumber) the assets of the Company, except for Permitted Liens.

(h)    There are no: (i) pending or, to the knowledge of Seller, threatened claims by any Taxing Authority with respect to Taxes relating or attributable to the Company; or (ii) deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax Liability of the Company claimed, issued or raised by any Taxing Authority that has not been properly reflected in the financial statements.

(i)    Neither the Company nor any Selling Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting required by Law to be made for a taxable period (or portion thereof) ending on or prior to the Closing Date (pursuant to the application of Section 481(a) of the Code), (ii) use of a legally impermissible or improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code entered into on or prior to the Closing Date, (iv) installment sale as provided under Section 453 of the Code or open transaction disposition, in each case, made on or prior to the Closing Date, (v) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date, (vi) transaction undertaken outside the Ordinary Course of Business that has the effect of deferring income, accelerating deductions or otherwise shifting the basis of taxation from one period to another, (vii) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of federal, state, local or foreign income Tax Law), in each case, with respect to transactions occurring on or prior to the Closing Date, (viii) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date, (ix) “minimum gain chargeback” provision with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code, (x) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code, (xi) any non-recognition transaction entered into on or prior to the Closing Date, (xii) any other transaction reflecting gross income that arose on or prior to the Closing Date, or (xiii) foreign, state or local Tax-related Law comparable to the foregoing. Neither the Company nor any Selling Party is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(j)    The Company (i) is not a party to, is not bound by, and does not have any obligation under, any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any Taxing Authority with respect to any period for which the statute of limitations has not expired and (ii) has no potential Liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

(k)    The Company (i) does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar Liability, operation of Law, by contract (including any Tax Sharing Agreement) or otherwise and (ii) has not been a member of an Affiliated Group filing a consolidated, unitary, combined or similar Tax Return provided for under U.S. federal or applicable state, local or foreign income Tax Law.

(l)    The Company has not (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law) or (ii) participated in any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(m)    The Company has not distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(n)    The Company does not have and has never had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns and pay Taxes that the Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction. Section 4.17(n) of the Disclosure Schedule sets forth each jurisdiction in which the Company or Amtran is or has ever been registered for Taxes or in which the Company or Amtran files or is required to file or has been required to file any Tax Return, or is liable for any Taxes on a “nexus” basis, identifying the type of Tax Return or Tax, as applicable.

(o)    None of the assets of the Company is subject to the limitations on “amortizable section 197 intangibles” described in Section 197(f)(9) of the Code or any similar comparable limitation under state, local, or foreign Law. Commencing with taxable periods or portions thereof immediately following the Closing, none of the assets of the Company will be subject to (and the depreciation and amortization deductions otherwise available to Buyer with respect to such assets will not be limited by) the “anti-churning” restrictions or limitations set forth in Section 197(f)(9) of the Code.

(p)    The Company is not a party to any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes. Except for Amtran, the Company does not own any equity interest in any other Person.

(q)    Seller is, and at all times since its formation has been, an “S corporation” within the meaning of Section 1361(a)(1) of the Code (and any comparable or similar applicable provision of state, local, foreign or other Law). The Company (not including Amtran) (i) is, and at all times since the Reorganization has been, treated as disregarded as an entity separate from Seller within the meaning of Treasury Regulation Section 301.7701-3 (and any comparable or similar applicable provision of state, local, foreign or other Law) (ii) was at all times since its formation and prior to December 28, 2006 treated as a partnership, (iii) was at all times on and after December 28, 2006 until the Contribution treated as an “S corporation” within the meaning of Section 1361(a)(1) of the Code (and any comparable or similar applicable provision of state, local, foreign or other Law) and (iv) was at all times since the Contribution (and prior to the LLC Conversion) treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code (and any comparable or similar applicable provision of state, local, foreign or other Law) of Seller. Neither Seller nor the Company will be liable for any Tax under Section 1374 of the Code in connection with the transaction contemplated by this Agreement or the other Transaction Documents. Amtran is, and at all times since its formation has been, a non-U.S. corporation for U.S. federal income tax purposes.

(r)    No private letter rulings, technical advice memoranda or similar rulings have been requested in writing, entered into or issued by any Taxing Authority with respect to the Company, and there have been no requests for changes in any accounting method by any Governmental Authority with respect to the Company.

(s)    The Company is not nor has it ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(t)    No power of attorney related or attributable to Taxes that currently is in effect has been granted by the Company.

(u)    The Company has not deferred the employer portion of any payroll or similar Taxes under the CARES Act.

(v)    The Company is not and has never been (i) except for its ownership of Amtran, a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law) or (ii) a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(w)    The Company is in compliance in all material respects with applicable United States and foreign transfer pricing laws and regulations.

(x)    Since the Financial Information Date, neither the Company nor any Selling Party has made, changed, or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or reversed any accruals, failed to file any Tax Return or pay any Taxes when due, filed any amended Tax Returns, signed or entered into any closing agreement or settlement with a Taxing Authority, settled or compromised any Tax claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability relating to Taxes, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes.

Section 4.18    Intellectual Property. For purposes of this Section 4.18 each reference to the Company includes Amtran, unless otherwise explicitly provided or as set forth in Section 4.18 of the Disclosure Schedules:

(a)    Section 4.18(a) of the Disclosure Schedules contains a complete and accurate description and list of (i) all patented or registered Intellectual Property owned or held by the Company or Amtran, including applications for the same, and (ii) any unregistered Intellectual Property that is material to the conduct of the Acquired Business as presently conducted.

(b)    Excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements with a replacement cost and/or annual license fee of less than $25,000, neither the Company nor Amtran license any Intellectual Property. Except for any inter-company or affiliate licenses, neither the Company nor Amtran license any Intellectual Property to any other Person.

(c)    The Company owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property necessary for or used in the operation of its business as presently conducted and as presently proposed to be conducted, free and clear of all Liens (the “Company Intellectual Property”). For the avoidance of doubt, (i) effective as of the Closing, neither Seller nor any other Person shall have any right, title or interest to any Intellectual Property necessary for or used in the operation of the Company’s business as presently conducted and as presently proposed to be conducted (other than Intellectual Property licensed from third parties pursuant to a valid and enforceable license), and (ii) the Company Intellectual Property is all the Intellectual Property necessary for or used in the operation of the Company’s business as presently conducted and as presently proposed to be conducted.

(d)    All Company Intellectual Property, other than Intellectual Property used by the Company pursuant to a valid and enforceable license, has been developed by employees of the Company or by contractors of the Company. Except as set forth on Section 4.18(d) of the Disclosure Schedules, all employees and service providers of the Company that have contributed to the development, creation, invention, or authorship of any Company Intellectual Property are obligated by written agreement to assign and have assigned their rights in such Company Intellectual Property to the Company. To the knowledge of Seller, no current or former employee, consultant, or contractor of the Company is in default or breach of any term of any Employment Agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company Intellectual Property or has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property. Except as set forth on Section 4.18(d) of the Disclosure Schedules, none of the Company Intellectual Property, other than Intellectual Property used by the Company pursuant to a valid and enforceable license, were developed in whole or in part by or on behalf of, or using grants, funding, or any other subsidies of, any Governmental Authority, university, college or other educational institution or research center (collectively, a “Sponsor”) and no funding, facilities, resources, faculty or students of a Sponsor was used in the development of such Company Intellectual Property. Except as set forth on Section 4.18(d) of the Disclosure Schedules, no Sponsor has any right, title or interest in or to any Intellectual Property owned or purported to be owned by the Company.

(e)    To the knowledge of Seller, none of the owned Company Intellectual Property is invalid or unenforceable in whole or in part. No loss or expiration of any of the Company Intellectual Property is pending or, to the knowledge of Seller, threatened. The Company has taken all action necessary, performed all customary acts and paid all fees and Taxes (to the extent applicable) required to protect and maintain in full force and effect the Company Intellectual Property.

(f)    The Company and Amtran have not received any written claims during the seven-year period prior to the date of this Agreement that they have infringed or misappropriated the Intellectual Property of any other Person. To the knowledge of Seller, no Person is infringing upon or misappropriating any material Intellectual Property owned or used by the Company and Amtran. To the knowledge of Seller, the Company and Amtran are not infringing upon or misappropriating the Intellectual Property of any other Person.

(g)    The computer systems, including the software, hardware and networks (collectively, the “Systems”), currently used by the Company are sufficient for the current needs of the Acquired Business, including as to capacity and ability to process current peak volumes in a timely manner. In the past twelve (12) months, there have been no bugs in, or breaches, failures, or breakdowns of any Systems that have caused a substantial disruption or interruption in or to the use of such Systems by the Company or the conduct of its business.

(h)    Each Person that has had or currently has access to any trade secrets owned or used by the Company is subject to confidentiality obligations regarding the non-disclosure and protection of such trade secrets that have not, to the knowledge of Seller, been breached by any such Person. No source code owned by the Company has been escrowed, disclosed, released, made available or delivered (and no Person has agreed to disclose, release, or deliver such source code under any circumstance) to any third party, and no Person other than the Company is in possession of any such source code or has been granted any license or other right with respect therein or thereto. No event has occurred, and to the knowledge of Seller, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code owned by the Company be escrowed, disclosed, licensed, released, made available or delivered to any third party.

(i)    The Company has not conceived or first actually reduced to practice any “invention” (as that term is defined in 48 C.F.R. § 52.227-11) in performance of a Contract with a Governmental Authority.

Section 4.19    Privacy and Information Security.

(a)    Neither the Company, Amtran, nor, to the knowledge of Seller, any other Person, has received any notice, allegation, complaint or other communication, and there is no pending investigation by any Governmental Authority or payment card association regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to the Company.

(b)    In the past five (5) years, except as set forth in Section 4.19(b) of the Disclosure Schedules, the Company has not, to the knowledge of Seller, suffered a security breach with respect to any of the Company Data and there has been no unauthorized or illegal use of or access to any Company Data.

(c)    Neither the execution, delivery, and performance of this Agreement nor the transfer of all Company Data maintained or otherwise processed by or for the Company, including all of the Company’s databases and other information relating to employees, customers and all non-customer end users of the Company Products, from the Company to Buyer will in and of themselves cause, constitute, or result in a breach or violation of any Privacy and Information Security Requirements or any Company privacy policy and which, individually or in the aggregate, has created material Liability for the Company.

(d)    The Company and Amtran have taken commercially reasonable steps to provide for the back-up and recovery of material data and implemented commercially reasonable disaster recovery plans, procedures and facilities.

Section 4.20    No Undisclosed Liabilities. Neither the Company nor Amtran has any Liabilities (regardless of when such Liability is asserted), except (a) as and to the extent reflected and accrued for or reserved against in the Latest Balance Sheet; (b) for immaterial Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations under a Contract (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by the Company or Amtran); or (d) for Liabilities specifically set forth in Section 4.20 of the Disclosure Schedules.

Section 4.21    Insurance Policies. Section 4.21 of the Disclosure Schedules contains a list of all insurance policies carried as of the date hereof by or for the benefit of the Company or Amtran, specifying the insurer, product type of coverage, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such insurance policies are in full force and effect.

Section 4.22    Bank Relations; Powers of Attorneys.

(a)    Section 4.22(a) of the Disclosure Schedules sets forth (i) the name of each financial institution in which the Company or Amtran has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; and (ii) the types of such arrangements and accounts, including, as applicable, the number of each such account or box and the names of all persons authorized to draw thereon or having signatory power or access thereto.

(b)    Section 4.22(b) of the Disclosure Schedules sets forth a complete and correct list of all outstanding powers of attorney executed on behalf of the Company or Amtran.

Section 4.23    Brokers. Except for (i) Northern Edge Capital Advisors LLC and (ii) VLS & Co., no broker, agent, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Company or Amtran.

Section 4.24    Customers and Vendors; Warranties.

(a)    Section 4.24(a) of the Disclosure Schedules sets forth a list of the ten (10) largest customers of the Company as measured by the aggregate dollar value of sales by the Company to such customers during the 2023 fiscal year and for the period beginning on January 1, 2024 and ending on August 31, 2024 (each, a “Material Customer” and collectively, “Material Customers”). No Material Customer has canceled or otherwise terminated or adversely or materially modified its relationship with the Company in the past twelve (12) months. The Company has not received any written notice that any Material Customer intends to cancel or otherwise terminate or materially adversely modify its relationship with the Company, nor to the knowledge of Seller, does any Material Customer intend to do so. In the past twelve (12) months, the Company has not granted any discount or other price concession as a result of any financial accommodation provided by the Company or any Affiliate of the Company, to any Material Customer.

(b)    Except as set forth on Section 4.24(b) of the Disclosure Schedules, none of the Material Customers of the Company is an Affiliate of the Company or any of the Selling Parties. The Company has not entered into an agreement with a customer that includes a “most-favored nation” or other similar pricing term. Section 4.24(b) of the Disclosure Schedules sets forth a list of the Company’s customers who hold inventory of the Company on consignment and the terms of such consignment.

(c)    Section 4.24(c) of the Disclosure Schedules sets forth a list of the ten (10) largest vendors to the Company in the aggregate of inventory, materials and services and commodities as measured by the aggregate dollar value of purchases by the Company from such vendors during the 2023 fiscal year and for the period beginning on January 1, 2024 and ending on August 31, 2024 (each, a “Material Vendor” and collectively, the “Material Vendors”). No Material Vendor has canceled or otherwise terminated or adversely and materially modified its relationship with the Company in the past twelve (12) months. The Company has not received any written notice that any Material Vendor intends to cancel or otherwise terminate or materially adversely modify its relationship with the Company, nor to the knowledge of Seller does any Material Vendor intends to do so. In the past twelve (12) months, the Company has not received any discount or other price concession as a result of any financial accommodation provided to the Company or any Affiliate of the Company, to any Material Vendor.

(d)    Except as set forth on Section 4.24(d)(i) of the Disclosure Schedules, none of the Material Vendors to the Company is an Affiliate of the Company or any of the Selling Parties. Except as set forth on Section 4.24(d)(ii) of the Disclosure Schedules, the Company has not entered into a Contract with a vendor that includes a “minimum purchase requirement” or other similar obligation to purchase from such vendor. The Company does not hold material amounts of any inventory on consignment.

(e)    Section 4.24(e) of the Disclosure Schedules sets forth a list of all express warranties, guarantees and warranty policies made or maintained by the Company in respect of products sold or services rendered. The Company has not provided any express warranties, guarantees or warranty policies in respect of any products sold or services rendered except as set forth on Section 4.24(e) of the Disclosure Schedules. No products sold or services rendered by the Company within the past three (3) years are or have been the subject of any dispute or, to the knowledge of Seller, threatened dispute in connection with any express or implied warranty, other than in the Ordinary Course of Business. No salesperson, employee or other agent of the Company is authorized to undertake any express warranty obligation to any customer or other Person other than in accordance with any warranty policy set forth on Section 4.24(e) of the Disclosure Schedules.

Section 4.25    COVID-19; PPP Loans.

(a)    Since the announcement of an official order by Governmental Authorities related to the COVID-19 Pandemic, the Company has complied, in all material respects, with all Laws relating to COVID-19, including those relating to (i) shelter-in-place and quarantine orders, (ii) the maintenance of safe and acceptable working conditions, including by making disclosures regarding positive cases of COVID-19 among employees or service providers of the Company, (iii) employee benefits, privacy or labor and employment, including with respect to the furlough or termination of employees or the reduction or modification of compensation or employee benefits, if any, and (iv) the Families First Coronavirus Relief Act, as amended.

(b)    The Company’s application(s) for the PPP Loans, including all representations and certifications contained therein, were true, correct and complete in all respects and were otherwise completed in all respects with the U.S. Small Business Administration guidance available to the Company prior to the date of the application. The Company has used the proceeds of the PPP Loans solely for the purposes permitted by the CARES Act and has complied in all respects with all requirements of the CARES Act and Payroll Protection Program in connection therewith. Neither the Company nor any of its Affiliates has used the proceeds of any PPP Loan for any purpose, or taken any action, that could (i) reduce the amount of the PPP Loan that may be forgiven under Section 1106 of the CARES Act or (ii) otherwise cause any amount of the PPP Loan to not be forgiven under Section 1106 of the CARES Act.

(c)    Section 4.25(c) of the Disclosure Schedules sets forth (i) the original amount of each PPP Loan received by the Company, (ii) the proceeds of each PPP Loan used by the Company as of the date hereof, (iii) the outstanding amount of each PPP Loan as of the date hereof (if any), and (iv) the portion (if any) of the PPP Loan that has been forgiven as of the date hereof. Since March 1, 2020, the Company has not (i) elected to defer any Taxes payable by the Company pursuant to Section 2302 of the CARES Act or (ii) except as set forth in Section 4.25(c) of the Disclosure Schedules, taken or incurred any other loans pursuant to the CARES Act and/or the Payroll Protection Program, other than the PPP Loans.

Section 4.26    Products.

(a)    The Company has made available a true and complete list of all products of the Company and Amtran, including all products (i) currently being sold, manufactured or distributed or (ii) sold, manufactured or distributed during the past five (5) years (collectively, “Products”).

(b)    During the past five (5) years, each of the Company and Amtran has prepared, manufactured, distributed and sold all Products in compliance in all material respects with applicable Laws. All Products have been designed, manufactured, labeled, packaged, performed, and serviced so as to meet and comply in all material respects with all governmental standards and specifications and all Applicable Laws currently in effect, and all Products have received all governmental approvals necessary to allow their sale and use.

(c)    Except as it may otherwise arise in the Ordinary Course of Business, there are no product Liabilities, warranties or similar claims currently pending or, to knowledge of Seller, threatened against the Company or Amtran, and, to the knowledge of Seller, there are no facts and/or circumstances that could give rise to any such claims as of the Closing Date.

(d)    Each Product has been manufactured in conformity in all material respects with all contractual commitments and all applicable warranties and neither the Company nor Amtran has any Liability (and, to the knowledge of Seller, there is no basis for any Liability) to replace or recall any Product. Section 4.26(d) of the Disclosure Schedule includes copies of the standard terms and conditions of sale of the Products (including applicable guaranty, warranty and indemnity provisions).

(e)    During the past five (5) years, there has been no recall, safety alert, post-sale warning, withdrawal or suspension (whether voluntary or mandatory) of any Product. To the knowledge of Seller, there are no facts, events or conditions as of the Closing Date which would reasonably be expected to furnish a basis for an injunction from or an award of damages with respect to, any Product; or which would otherwise reasonably be expected to cause the business of the Company or Amtran, as applicable, to withdraw, recall or suspend or have enjoined any Product from any market or to terminate or suspend distribution of such Products.

(f)    Neither the Company nor Amtran is subject (and has not been subject during the previous five (5) years) to any adverse inspection finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by any Governmental Authority having responsibility for the regulation of the current and/or proposed products of the Company or Amtran. Each of the Company and Amtran has obtained all necessary and material approvals and authorizations from all Governmental Authorities for their current and past business activities.

(g)    Each of the Company and Amtran is, and has been during the past five (5) years, in compliance in all material respects with applicable Laws regarding advertising and marketing of the Products. All claims made in advertising, marketing and promotional materials in any media (including labels, catalogs, packaging and websites) relating to the Products were in all material respects truthful, non-deceptive and otherwise in material compliance with all applicable Laws, in each case, at the time such advertising, marketing and promotional materials were used by the Company and Amtran. To the knowledge of Seller, neither the Company nor Amtran has been the subject of any material claim alleging inaccurate, misleading or noncompliant labeling of the Products.

Section 4.27    Government Contracts.

(a)    With respect to each Government Contract and each bid that, if accepted, would result in such a Government Contract (a “Government Bid”) to which the Company or Amtran is a party, (i) the Company and Amtran have complied in all material respects with all requirements of all Applicable Laws, FAR, and agreements pertaining to such Government Contract or Government Bid; (ii) all representations and certifications the Company and Amtran have set forth in or pertaining to such Government Contract or Government Bid were current, accurate and complete in accordance with their terms as of their effective date, and the Company and Amtran have materially complied with all such representations and certifications; (iii) neither a Governmental Authority nor any higher-tier contractor, subcontractor or other Person has notified the Company or Amtran in writing that the Company or Amtran breached or violated any Law or FAR pertaining to a Government Contract or Government Bid; (iv) no termination for convenience is currently in effect pertaining to a Government Contract; (v) no termination for default, cure notice or show cause notice is currently in effect pertaining to a Government Contract and no event nor condition has occurred or exists, to the knowledge of Seller, that would constitute grounds for such action; (vi) no cost incurred by the Company or Amtran pertaining to a Government Contract is the subject of an investigation or has been disallowed by a Governmental Authority or a higher-tier contractor; (vii) in the last three (3) years, the Company and Amtran did not receive any adverse or negative past performance evaluations or ratings regarding their performance of a Government Contract; (viii) no bid protest is pending with respect to a Government Contract or a Government Bid; and (x) each Government Contract is valid.

(b)    (i) to the knowledge of Seller, neither the Company, Seller or Amtran, or their respective employees, consultants, or agents (while such Person was a principal, employee, consultant, or agent of the Company, Amtran or Seller), is or has been at any point in the last three (3) years under administrative, civil or criminal investigation, indictment, or information by any Governmental Authority, or any audit or investigation by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, or suspended or debarred from doing business with a Governmental Authority or has been the subject of a finding of nonresponsibility or ineligibility for contracting with a Governmental Authority; and (ii) during the last three (3) years, the Company and Amtran have not conducted or initiated any internal investigation or had reason to conduct, initiate or report any internal investigation, or made a mandatory or voluntary disclosure to a Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(c)    Neither the Company or Amtran, or to the knowledge of Seller, any of their respective principals’, employees’, agents’, or subcontractors’, is or have been in violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or receipt of a significant overpayment (other than overpayments resulting from contract financing payments as defined in FAR 32.001) in connection with the award, performance, or closeout of any Government Contract or Government Bid.

(d)    (i) no outstanding claims exist against the Company or Amtran by a Governmental Authority or by a higher-tier contractor, subcontractor, or other Person, arising under or relating to any Government Contract; (ii) there exists no disputes or, to the knowledge of Seller, potential disputes between the Company or Amtran and a Governmental Authority under the Contract Disputes Act or any other Law or between the Company or Amtran and any higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract; and (iii) to the knowledge of Seller, no event or condition exists that constitute grounds for a claim or dispute under clauses (i) or (ii). Except as set forth in Section 4.27(d) of the Disclosure Schedules, neither the Company nor Amtran have an interest in any pending or potential claim under the Contract Disputes Act against a Governmental Authority or against a higher-tier contractor, subcontractor or other Person arising under or relating to any Government Contract.

(e)    None of the Government Contracts are premised or were awarded based on the status of the Company or Amtran as a small business (including, a small disadvantaged business, a woman-owned small business, a service-disabled veteran-owned small business, a veteran-owned small business, a Historically Underutilized Business Zone small business, or a Small Business Administration Section 8(a) program participant). The Company’s and Amtran’s representations and certifications in the System for Award Management, or otherwise submitted in writing to any Governmental Authority, prime contractor or higher-tier subcontractor, that the Company or Amtran was a small business concern (as defined in the FAR and in the Small Business Administration regulations at 13 CFR Part 121) were true and accurate when made.

(f)    Except to the extent prohibited by Law, Section 4.27(f) of the Disclosure Schedule sets forth a true and complete list of all facility security clearances held by the Company and Amtran and all personnel security clearances held by any officer, director or employee of the Company or Amtran (listed by category only). The clearances set forth in Section 4.27(f) of the Disclosure Schedules are all of the facility and personnel security clearances reasonably necessary to conduct the Acquired Business. The Company and Amtran are in compliance in all material respects with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, found in 32 CFR Part 117 (the “NISPOM”). Other than routine audits by the Defense Counterintelligence and Security Agency (formerly known as the Defense Security Service), there has been no audit or investigation relating to the compliance by the Company or Amtran with the requirements of the NISPOM that resulted in material adverse findings against the Company or Amtran. The Company and Amtran have taken all necessary steps with the applicable agency to ensure that the security clearances identified in Section 4.27(f) of the Disclosure Schedules will remain in full force and effect on and after the Closing Date.

Section 4.28    No Other Representations. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including the 2021 Confidential Information Memorandum prepared by Northern Edge Capital Advisors, LLC and any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof, as follows:

Section 5.1    Organization; Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction and has all requisite corporate power and authority under those Laws and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. Buyer is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not result in a material adverse effect on Buyer.

Section 5.2    Authorization; Enforceability; Absence of Conflicts; Required Consents.

(a)    Buyer has the requisite corporate power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by Buyer of the Transaction Documents to which it is a party, the performance by Buyer of its obligations under each Transaction Document to which Buyer is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate or other organizational action by Buyer, and no other corporate or other organizational proceedings on the part of Buyer are necessary to authorize the Transaction Documents to which Buyer is or will be a party.

(b)    This Agreement has been, and each of the other Transaction Documents to which Buyer is or will be a party are, or when executed and delivered by the parties thereto, will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, constitutes, or upon execution will constitute, Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)    The execution, delivery and performance of this Agreement by Buyer and the execution, delivery and performance of any other Transaction Documents to which Buyer is a party does not and will not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Buyer; (B) assuming compliance with the matters referred to in Section 5.2(d), with or without notice, lapse of time or both, a breach or violation of, any Law or Permit to which Buyer is subject, or (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, or require consent or approval from, the other party thereto, in each case, pursuant to any Contract binding upon Buyer, except, in the case of clauses (B) and (C) above, for any such breach, violation, termination, default, creation, acceleration or change that individually or in the aggregate, would not, individually or in the aggregate, prevent or materially delay Buyer from consummating the transactions contemplated by this Agreement.

(d)    Except for (A) compliance with, and filings under, the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the rules and regulations of all applicable securities exchanges, and (B) filings, reports, approvals and/or notices under the HSR Act, and (C) such other filings, approvals and/or notices that will be obtained prior to the Closing, no notices, reports or other filings are required to be made by Buyer or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer or any of its Subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transaction contemplated hereby, except those that would not, individually or in the aggregate, prevent or materially delay Buyer from consummating the transactions contemplated by this Agreement.

Section 5.3    SEC Filings. Except as would otherwise not have a material adverse effect on Buyer, within the last three (3) years, Buyer has (a) timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC (all such forms, reports, statements, certificates and other documents filed, collectively, the “SEC Documents”), (b) otherwise complied in all material respects with all Applicable Laws, including the Securities Act and the Exchange Act, and (c) been continuously listed on the New York Stock Exchange (“NYSE”) under the trading symbol “SXI”, and (d) not been subject to any suspension order. The SEC Documents comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date so filed.

Section 5.4    Litigation. No Proceeding is pending or threatened in writing to which Buyer is or may become a party which (a) questions or involves the validity or enforceability of any obligation of Buyer under any Transaction Document, or (b) seeks (or reasonably may be expected to seek) to prevent or delay consummation by Buyer of the transactions contemplated by the Transaction Documents.

Section 5.5    Accredited Investor. Buyer is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). Buyer has such knowledge and experience in business and financial matters so that Buyer is capable of evaluating the merits and risks of an investment in the Securities being acquired hereunder. Buyer understands the full nature and risk of an investment in such Securities. Buyer further acknowledges that it has had access to the books and records of the Company and Amtran, is generally familiar with the Acquired Business and has had an opportunity to ask questions concerning the Company and Amtran and the Securities.

Section 5.6    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration and consummate the transactions contemplated by this Agreement.

Section 5.7    Buyer Common Stock. Buyer has sufficient duly authorized shares of its common stock to enable it to issue the Stock Consideration to Seller, and upon consummation of the transactions contemplated by this Agreement, the Stock Consideration will be validly issued, fully paid, non-assessable, issued without application of preemptive rights, will have the rights, preferences and privileges specified in the governing documents of Buyer, and will be free and clear of all Liens, encumbrances and restrictions, other than the restrictions imposed by applicable federal and state securities Laws and the restrictions imposed by this Agreement. The Stock Consideration will not be issued in violation of, and will not be subject to, any preemptive rights, resale rights, rights of first refusal or similar rights. None of the SEC or other securities regulatory authority or stock exchange has issued any order that is currently outstanding preventing or suspending trading in any securities of Buyer, and no such proceeding is, to the knowledge of Buyer, pending or threatened, and the Buyer is not in default of any material requirement of any applicable securities Laws.

Section 5.8    Exempt from Registration. Subject to the accuracy of the Selling Party’s representations in Section 3.5, Buyer’s issuance of the Stock Consideration at the Closing will be exempt from the registration requirements of the Securities Act and all applicable state securities Laws.

Section 5.9    Acquisition of Securities for Investment. Buyer is acquiring the Securities for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Securities. Buyer agrees that the Securities have not been registered under, and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under, the Securities Act, and any applicable foreign and state securities laws, except under an exemption from such registration under such Act and such laws.

Section 5.10    Brokers. Except for Guggenheim Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.

ARTICLE VI

COVENANTS

Section 6.1    Records and Access.

(a)    From and after the Closing, Buyer will (i) give Seller and its authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to all books, records, personnel, accountants, offices and other facilities and properties of or relating to the Company and Amtran, (ii) permit Seller to make such copies and inspections thereof as Seller may reasonably request, and (iii) furnish Seller with such financial and operating data and other information with respect to the Company and Amtran as Seller may from time to time reasonably request, in each case (A) to comply with requirements imposed on Seller or its Affiliates by a Governmental Authority having jurisdiction over Seller or its Affiliates, (B) for use in any Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of Seller under the Transaction Documents; provided, however, that Seller and its Representatives will agree in advance to a customary confidentiality agreement with respect to such information; provided further, that in the event that Buyer determines that any such provision of access or information could violate any Applicable Law or Contract, or require Buyer to waive any attorney-client privilege or is otherwise subject to applicable confidentiality restrictions or other privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)    Notwithstanding anything to the contrary contained in this Agreement (except as otherwise provided in Section 8.15), in the event of any dispute or threatened dispute between any Selling Party and their respective Affiliates, employees, agents, partners, representatives, successors and permitted assigns, on the one hand, and Buyer Indemnitees, on the other hand, relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, the covenants contained in this Section 6.1 shall not apply thereto (including for discovery purposes) and shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

(c)    Each Selling Party agrees not to disclose or use at any time (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information. Seller and each Owner further agrees to take all commercially reasonable steps (and to cause each of its Affiliates to take all commercially reasonable steps) but, in each case, to exercise no less than a reasonable standard of care, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event a Selling Party or any of their respective Affiliates is required by Law to disclose any Confidential Information, such Selling Party shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Selling Party shall cooperate with Buyer to preserve the confidentiality of such information consistent with Applicable Law.

Section 6.2    Public Announcement. Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent, and to the Persons to whom disclosure is required by Applicable Law, as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations or stock exchange requirements; provided, that, the Party obligated to make such mandatory reporting or announcement with respect to the initial disclosure of this Agreement and the transactions contemplated hereby provide a draft of such public announcement or disclosure, at least two (2) Business Days in advance to the other Party. Any information that has been publicly disclosed or announced in accordance with the terms of this Section 6.2 by Buyer, following such public disclosure or announcement may be included by any Party or its Representatives in any subsequent public disclosure or announcement, including in documents Buyer files with the SEC. Notwithstanding the foregoing, the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses, so long as the Party making such disclosure takes all commercially reasonable steps and causes each of its Affiliates to take all commercially reasonable steps, but, in each case, exercises no less than a reasonable standard of care, to safeguard such terms and to protect them against disclosure, misuse, espionage, loss and theft.

Section 6.3    Non-Competition; Non-Solicitation; and Non-Disclosure.

(a)    In consideration of the payment or delivery of the Purchase Price, and to further induce Buyer to enter into this Agreement, each Selling Party agrees that, for a period commencing on the Closing Date and continuing for a period of five (5) years from the Closing Date (the “Restricted Period”), such Selling Party will not, and will not permit any of its Affiliates to, directly or indirectly, either acting on its own behalf or through or in connection with any Person, engage in, invest in or derive any profit from (or participate as employee, agent, consultant, owner, lender, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business which engages in, invests in or derives any profit from) Restricted Activities (as defined below) anywhere in the world. Notwithstanding the foregoing, this Section 6.3(a) shall not restrict the passive ownership by any Selling Party or any of its Affiliates of (i) less than an aggregate of 2% of any class of stock of a Person engaged, directly or indirectly, in Restricted Activities, or (ii) undertaking any business or investment which has been consented to in writing by or on behalf of Buyer after Closing.

(b)    Without limiting the generality of the provisions of Section 6.3(a) above, each Selling Party agrees that, during the Restricted Period, such Selling Party will not, and will not permit any of its Affiliates to, directly or indirectly, either acting on its own behalf or through or in connection with any Person solicit, call on or service (or participate as employee, agent, consultant, owner, lender, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business which solicits, calls on or services), business constituting Restricted Activities from any Person that is or was a supplier or customer of the Acquired Business or any portion thereof during the twelve (12) month period preceding the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of (i) securing business or contracts related to the Restricted Activities or any portion thereof or (ii) interfering with the relationship between such Person and the Company or Amtran.

(c)    During the Restricted Period, each Selling Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit (or participate as an employee, agent, consultant, owner, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business that hires or solicits) any employee or consultant of the Company or Amtran on the date hereof or within the twelve (12) months immediately preceding the Closing Date, or encourage or induce any such employee or consultant to leave such employment or engagement or hire any such employee or consultant who has left such employment or engagement; provided, that nothing in this Section 6.3(c) shall prevent such Selling Party or any of its Affiliates from (x) publishing a general solicitation which is not directed specifically to any such employees, or (y) hiring (i) any employee whose employment has been terminated by the Company or Buyer without cause, (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee without any violation of this Section 6.3, or (iii) hiring, soliciting, or conducting business with any consultant of a Selling Party or its Affiliates outside and unrelated to the Restricted Activities.

(d)    Each Selling Party acknowledges and agrees that the covenants and restrictions contained in this Section 6.3 are an essential element of Buyer’s agreeing to acquire the Securities and pay or deliver the Purchase Price as set forth herein, and that Buyer would not have done so but for the agreement by such Selling Party to comply with the terms and provisions of this Section 6.3. Each Selling Party further acknowledges and agrees that the covenants set forth in this Section 6.3 are reasonable and necessary for the protection of Buyer’s business interests, that the covenants set forth in this Section 6.3 will not interfere with the ability of any Person restricted hereby to earn a living, that irreparable injury may result to Buyer if such Selling Party breaches any of the terms of this Section 6.3, and that in the event of an actual or threatened breach of any of the provisions contained in this Section 6.3, Buyer will have no adequate remedy at Law. Each Selling Party accordingly agrees that in the event of any actual or threatened breach of any of the provisions contained in this Section 6.3, Buyer shall be entitled to injunctive and other equitable relief, without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each Selling Party shall be liable for any breach by its Affiliates of this Section 6.3.

(e)    Each Selling Party has consulted with legal counsel regarding the provisions of this Section 6.3 and based on such consultation has determined and hereby acknowledges that the covenants and restrictions in this Section 6.3 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of Buyer’s business and the substantial investment in the Acquired Business made by Buyer hereunder. However, if any provision of this Section 6.3 is held to be invalid or unenforceable by reason of the geographic or business scope or duration thereof, the court or other tribunal is hereby directed to construe and enforce this Section 6.3 as if the geographic or business scope or the duration or such provision has been more narrowly drawn as so not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement. Each Selling Party further acknowledges and agrees that the covenants and restrictions in this Section 6.3 are being entered into by such Person in connection with the direct or indirect sale by such Person of the goodwill of the Acquired Business pursuant to this Agreement and not directly or indirectly in connection with any employment or other relationship with any Selling Party, the Company, Amtran or Buyer.

(f)    For purposes of this Section 6.3, the term “Restricted Activities” means the business of manufacturing and distributing low voltage and medium voltage instrument transformers (which shall include current transformers and voltage transformers, but exclude low voltage current transformers offered and sold by Amgis LLC as of the date of this Agreement). Notwithstanding the foregoing, each Selling Party agrees that during the Restricted Period, such Selling Party shall not take an active role in the management or operations of Amgis LLC.

Section 6.4    Tax Matters.

(a)    Tax Returns. Seller shall timely prepare (or cause to be prepared) at Seller’s sole cost and expense, and file (or cause to be filed), all Pass-Through Income Tax Returns of Seller and the Company for all Pre-Closing Periods that are required to be filed after the Closing Date (the “Seller Prepared Returns”), and each such Seller Prepared Return shall be prepared in a manner consistent with past practice except as required by Applicable Law. Seller shall provide each Seller Prepared Return to Buyer for review and comment no later than thirty (30) days before the due date of such Seller Prepared Return. The Selling Parties shall pay all Taxes due with respect to any Seller Prepared Return. Seller shall consider in good faith any reasonable comments provided in writing by Buyer to Seller at least five (5) days prior to the due date (taking into account any valid extensions) for filing such Seller Prepared Return. If Seller and Buyer are unable to resolve any dispute regarding a Seller Prepared Return submitted by Seller to Buyer pursuant to this Section 6.4(a), the dispute shall be resolved by the Independent Accounting Firm in accordance with Section 2.6(c), mutatis mutandis.

(b)    Allocation of Straddle Period Taxes. In the case of a Straddle Period, and subject to Section 6.4(d), the portion of Taxes of the Company or Amtran attributable to such Straddle Period that are allocated to the Pre-Closing Period of such Straddle Period shall be determined as follows: (x) in the case of any real property, personal property, ad valorem or similar Taxes, on a ratable daily basis, and (y) in the case of all other Taxes, including income and franchise Taxes, measured by, or based upon, net income or gross receipts, on an interim closing of the books of the Company or Amtran as of the close of business on the Closing Date (provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period). Notwithstanding the foregoing, for purposes of this Agreement, in connection with determining the Taxes of the Company or Amtran for any Pre-Closing Period, (i) the taxable year of any Subsidiary or former Subsidiary of the Company or Amtran that is a “controlled foreign corporation” (as defined in the Code) shall be deemed to have closed on the Closing Date, including for purposes of computing any inclusion under sections 951 and 951A of the Code, (ii) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, (iii) any Transaction Costs that are taken into account as a reduction in the Purchase Price shall, to the maximum extent permitted by Law, be allocated to the Pre-Closing Period, and (iv) any Damages attributable, related to or arising in connection with the embezzlement of Amtran assets by Amtran’s former controller during or prior to the Financial Information Date shall be taken into account when computing the Straddle Period Taxes of Amtran and shall, to the maximum extent permitted by Law, be allocated to the Pre-Closing Period, such that Seller is entitled to 40% of any refund received by Amtran (whether in cash or as a credit against or offset to any Tax) received by Buyer, Amtran, or their Affiliates on account of such Loss in accordance with Section 6.4(d), and any Taxes subsequently imposed on the Company for wrongfully taking into account any such Damages for the Pre-Closing Period shall be treated as Pre-Closing Taxes for purposes of Section 7.2(c). Buyer shall take or cause Company and Amtran to take such further actions, with respect to Damages described in clause (iv) of the immediately preceding sentence and pursuant to Section 6.5, as Seller Representative may reasonably request, all at the sole expense of the Selling Parties.

(c)    Tax Controversies.

(i)    Buyer shall deliver a written notice to Seller promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company or Amtran for which the Selling Parties may be liable pursuant to Article VII (“Tax Contest”); provided, however, that the failure or delay to so notify Seller shall not relieve Seller of any obligation or Liability that Seller may have to Buyer, except to the extent that Seller demonstrates that Seller is materially and adversely prejudiced thereby.

(ii)    Buyer shall control any Tax Contest; provided, however, Seller at Seller’s sole cost and expense shall (x) control any Tax Contest that relates solely to Pass-Through Income Tax Returns of the Company with respect to a Pre-Closing Period (a “Pass-Through Income Tax Return Contest”); and (y) have the right to participate in any Tax Contest to the extent it relates solely to Pre-Closing Taxes. With respect to Tax Contests that are not Pass-Through Income Tax Return Contests, Buyer (A) shall keep Seller Representative reasonably informed regarding the status of any such Tax Contest to the extent it relates to Pre-Closing Taxes; and (B) shall not, and shall not allow the Company or Amtran, to settle, resolve, or abandon any such Tax Contest as it relates to Pre-Closing Taxes for a Pre-Closing Period without the prior written consent of Seller Representative (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that Buyer may, without the written consent of Seller Representative, enter into such a settlement, resolution, or abandonment if Buyer foregoes indemnification under ARTICLE VII of this Agreement with respect to the Pre-Closing Taxes that are subject to such Tax Contest.

(iii)    Seller shall (A) keep Buyer reasonably informed regarding the status of any Pass-Through Income Tax Return Contest; (B) allow Buyer and the Company or Amtran to participate in such Pass-Through Income Tax Return Contest; and (C) not settle, resolve, or abandon any such Pass-Through Income Tax Return Contest without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed, or conditioned).

(iv)    Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed by this Section 6.4(c) (and not Section 7.2).

(d)    Tax Refunds. Notwithstanding any other provision of this Agreement, Seller shall be entitled to any refund not included as an asset in Company Closing Working Capital (whether in cash or as a credit against or offset to any Tax) received by Buyer or an Affiliate (including the Company and Amtran) after the Closing with respect to Taxes of the Company or Amtran attributable to the Pre-Closing Period (including refunds for income Taxes, but excluding refunds for value-added or goods and services Taxes); provided that refunds of Taxes for a Straddle Period shall be apportioned in accordance with Section 6.4(b). Buyer and the Company will take all reasonable steps in connection with obtaining any refund of such Taxes with respect to the Company or Amtran (whether in cash or as a credit against or offset to any Tax). Any such amount (net of Buyer’s or its Affiliate’s out-of-pocket expenses (including Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)) shall be paid or cause to be paid by Buyer to Seller within ten (10) Business Days after such refund is received. Upon the request of Buyer, the Seller Parties shall as a joint and several obligation repay Buyer the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Buyer or an Affiliate (including the Company and Amtran) is required to repay such refund to such Governmental Authority.

(e)    Transfer Taxes. Buyer and Seller shall each be responsible for one-half of any Transfer Taxes and shall indemnify the other Party for any such obligations due. Buyer shall file (or cause to be filed) all Tax Returns and other documentation required to be filed with respect to Transfer Taxes.

(f)    Post-Closing Actions. Except as otherwise expressly provided herein or with the prior written consent of Seller Representative, which consent shall not be unreasonably withheld, delayed, or conditioned, Buyer shall not, and shall cause its Affiliates (including the Company and Amtran) not to, (i) file any amended Pass-Through Income Tax Return (including claim for Tax refund with respect to a Pass-Through Income Tax Return) of the Company for a Pre-Closing Period, except as otherwise provided by Applicable Law, (ii) make or change any Tax election of the Company with respect to a Pass-Through Income Tax Return for a Pre-Closing Period, or (iii) waive or extend the applicable statute of limitations with respect to any Pass-Through Income Tax Return of the Company for a Pre-Closing Period.

(g)   Tax Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 6.4(a) and Section 6.4(e) and any Tax Contests with respect to the Company or Amtran. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement). Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or Amtran relating to a Pre-Closing Period until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records.

(h)    Tax Treatment. The Parties acknowledge and agree that for U.S. federal and applicable state and local income Tax purposes the Company, following the Reorganization, shall be disregarded as a separate entity from Seller for all U.S. federal and applicable state and local income Tax purposes. Seller shall include the statement described in Treasury Regulations Section 1.368-3(a) on or with its U.S. Tax Return for the taxable year of the formation of Seller, the Contribution, and the QSub Election. To the extent required, each Owner shall include the statement described in Treasury Regulations Section 1.368-3(b) on or with its U.S. Tax Return for the taxable year of the formation of Seller, the Contribution, and the QSub Election. The Parties acknowledge and agree that Seller shall file an IRS Form 1120-S (and any analogous state and local Pass-Through Income Tax Returns) including the operations and activities of Seller and the Company for the taxable year of Seller and the Company that includes the Contribution and the Q-Sub Election, and the Company shall not file any such Pass-Through Income Tax Returns for such taxable year, consistent with the principles of Revenue Ruling 2008-18.

(i)   Allocation of Purchase Price.

(i)    No later than one-hundred and twenty (120) days following the Closing, Buyer shall prepare and provide to Seller, for its review, a draft allocation statement that provides the manner in which the sum of the Estimated Purchase Price and all other items required to be taken into account for U.S. federal income Tax purposes with respect to the purchase and sale of the Securities (including the Liabilities of the Company) (collectively, the “Total Tax Consideration”) shall be allocated among the assets of the Company and the covenants of the Selling Parties set forth in Section 6.3, which is intended to be in accordance with Section 1060 of the Code and the applicable Treasury Regulations, and any applicable state, local and foreign Tax Law (the “Tax Allocation Statement”). The Tax Allocation Statement shall be allocated in a manner consistent with the sample allocation methodology attached hereto as Exhibit D. Seller shall have the right to object to any portion of the Tax Allocation Statement by written notice to Buyer. If Seller does not object to the Tax Allocation Statement by written notice to Buyer within thirty (30) days after receipt by Seller of the Tax Allocation Statement, then the Tax Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement; provided, however, that such Tax Allocation Statement shall be subject to adjustment upon and as a result of any adjustment to the amounts used to determine the allocations used to prepare the Tax Allocation Statement under this Agreement. If Seller objects to the Tax Allocation Statement, it shall notify Buyer in writing of its objection to the Tax Allocation Statement and shall set forth in such written notice the disputed item or items and the basis for its objection and Buyer and Seller shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, within thirty (30) days of Seller’s delivery of a valid written notice of objection to the Tax Allocation Statement, Buyer and Seller have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be resolved by the accountants in accordance with the dispute resolution mechanism set forth in Section 2.6(c), whose determination shall be binding upon the parties. In the event that any adjustment to the Estimated Cash Consideration is paid between the parties pursuant to the terms of this Agreement (or there is otherwise an adjustment to the Total Tax Consideration hereunder), Buyer shall promptly provide Seller a revised Tax Allocation Statement and the principles of this Section 6.4(i)(i) shall apply to each such revised Tax Allocation Statement.

(ii)    Each of the parties hereto and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), prepare and file all income Tax Returns, including all IRS Forms 8594 and any other appropriate income Tax Returns or forms, in a manner consistent with the Tax Allocation Statement, as finally determined pursuant to this Section 6.4(i) (subject to adjustment in accordance with this Section 6.4(i) in the event of any adjustment to the Total Tax Consideration).

(j)   Conflict. In the event of a conflict between any of the provisions of this Section 6.4 and any other provisions of this Agreement, the provisions of this Section 6.4 shall control.

(k)  Consolidated Group Tax Matters. Notwithstanding anything in this Agreement (including this Section 6.4) to the contrary, (i) Buyer shall not be required to provide Seller, any other Selling Party, or any of their respective Affiliates or representatives with access to, or copies of, any information, books, or records (including Tax Returns) that relate to a Combined Tax, or any other information, books or records (including Tax Returns) that include Buyer or any Subsidiary of Buyer, (ii) Seller, any other Selling Party, and their respective Affiliates and representatives shall not be entitled to any rights with respect to any Tax Contest relating to a Combined Tax, including any participation rights or consent rights, and (iii)  Seller, any other Selling Party, and their respective Affiliates and representatives shall not be entitled to any rights with respect to Tax Returns relating to Combined Taxes. “Combined Tax” means any Tax with respect to which Buyer has filed or will file a Tax Return on an affiliated, combined, consolidated, unitary or similar basis.

Section 6.5    Further Assurances. From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).

Section 6.6    Retention of Books and Records. Seller may retain a copy of any or all of the books and records relating to the business or operations of the Company and Amtran prior to the Closing. In addition, Buyer shall cause the Company and Amtran to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and Amtran in existence at the Closing that are required to be retained under current retention policies for a period of not less than seven years from the Closing Date, and to make the same available after the Closing for inspection and copying by Seller or its Representatives at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

Section 6.7    Withholding Taxes. Buyer, the Company, Amtran, and any other applicable withholding agent will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code or any other Applicable Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, and timely paid over to the appropriate Taxing Authority, such amounts will be treated for all purposes of this Agreement as having been paid to Seller or such other Person in respect of whom such deduction or withholding was made.

Section 6.8    Employee Matters.

(a)    Each Continuing Employee shall be given credit for all service with the Company, Amtran and their respective predecessors under any employee benefit plan, program or arrangement of Buyer or its Affiliates in which such Continuing Employee is eligible to participate, including any Buyer 401(k) Plan and such other plans providing vacation, sick pay, severance and retirement benefits maintained by Buyer or its Affiliates for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the same extent as if such service had been performed for Buyer or any of its Affiliates. Notwithstanding anything herein to the contrary, Buyer shall take all reasonable necessary action, including amending the Buyer 401(k) Plan, to ensure that any Continuing Employees with loans in the Company 401(k) Plan are able to rollover any such loans into the Buyer 401(k) Plan. Further, Buyer shall be responsible for the payment of a contribution to the Company 401(k) Plan in an amount equal to any employer matching contributions which would have been made to participant accounts in the Company 401(k) Plan from the Closing Date to February 1, 2025, and such employer contribution shall not be deducted from the Purchase Price. In the event of any change in the welfare benefits provided to Continuing Employees following the Closing and in the plan year in which the Closing occurs, Buyer shall, and shall cause the Company and Amtran to, as applicable, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare plan provided to the Continuing Employees, except to the extent that such conditions, exclusions or waiting periods would apply in the absence of such change, and (ii) provide each Continuing Employee with credit, in the calendar year in which the Closing occurs, for any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out of pocket requirements after such change. Following the Closing, each Continuing Employee will be eligible to use any accrued but unused vacation or other paid time off benefits in place as of the Closing.

(b)    Notwithstanding anything in this Section 6.8 or otherwise in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA), and no person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

Section 6.9    Indemnification of Managers, Directors and Officers of the Company.

(a)    Buyer agrees on behalf of itself, and the Company as of the Closing, that all rights to indemnification, advancement of expenses and exculpation by the Company, as applicable, now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager or director of the Company, as provided in the certificate of formation or bylaws of the Company (or equivalent governing documents), in each case as in effect on the date of this Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms, provided, however, that the foregoing obligations shall not in any way limit Buyer Indemnities’ rights under ARTICLE VII for Buyer Indemnified Losses.

(b)    Buyer agrees on behalf of itself, and the Company as of the Closing, that, for a period of six years after the Closing, neither Buyer nor the Company and shall, and Buyer shall cause its successors not to, amend, repeal or modify any provision in its Organizational Documents in a manner that would adversely affect the rights and/or exculpation or indemnification of present or former directors, managers, officers, employees or agents of the Company and, it being the intent of the Parties that the directors, managers, officers, employees or agents of the Company prior to the Closing shall continue thereafter to be entitled to such rights of exculpation and indemnification to the fullest extent permitted under Applicable Laws until at least the sixth anniversary of the Closing Date.

(c)    The obligations of Buyer under this Section 6.9(b) shall not be terminated or modified in such a manner as to adversely affect any director, manager or officer to whom this Section 6.9 applies without the consent of such affected director, manager, or officer (it being expressly agreed that the directors, manager, and officers to whom this Section 6.9 applies shall be third-party beneficiaries of Section 6.9(b), each of whom may enforce the provisions of this Section 6.9).

(d)    In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.9.

Section 6.10    Certain Waivers and Releases

. Effective upon the Closing, each Selling Party, on behalf of itself or themselves and their Affiliates, successors and assigns, hereby irrevocably waives, releases and discharges Buyer, the Company and their respective Affiliates and each of their respective direct or indirect equityholders and Representatives from any and all actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and Liabilities, of any nature whatsoever arising out of or relating to any acts, omissions, claims, transactions or occurrences up to and including the Closing Date that are connected with or pertain to the ownership, management, operation or conduct of the Acquired Business or the transactions contemplated by this Agreement, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise, at law or equity, and no Selling Party or Seller Representative shall seek to recover any amounts in connection therewith or thereunder from the Company or any of their Affiliates; provided, however, that nothing in this Section 6.10 shall operate to release (A) any rights against, or obligations, or agreements of Buyer or the Company under this Agreement or any other Transaction Document, each of which will be enforceable in accordance with its terms; (B) any employee of the Company who is not an Owner with respect to any Fraud; or (C) any rights of the Owners in relation to the amounts, emoluments, or benefits due to them in relation to their employment or other contractual arrangements with the Company.

Section 6.11    Issuance of Stock Consideration; Lock-Up Restrictions; Removal of Restrictions(s).

(a)    Prior to Closing, Buyer has delivered a copy of the letter delivered to Buyer’s transfer agent, Computershare, Inc., instructing the transfer agent to issue the Stock Consideration to Seller, including all instructions or legends imposing transfer restrictions applicable to the Stock Consideration as mutually agreed by Buyer and Seller. Immediately following the Closing, Buyer shall deliver or cause its transfer agent to deliver a screen shot to Seller evidencing that the shares comprising the Stock Consideration have been validly issued to Seller in book-entry form by Buyer’s transfer agent on its books and records followed by a written statement to that effect within one (1) Business Day after the Closing.

(b)    Each Selling Party acknowledges and agrees that Buyer has certain policies that may prohibit employees of Buyer and its Affiliates from selling or transferring shares of Buyer’s common stock at certain times (“Buyer’s Black-Out Policies”). Each Selling Party agrees that the resale of the Stock Consideration issued in accordance with Section 2.4(a)(ii) (which for the avoidance of doubt shall include securities issued with respect to the Stock Consideration in connection with any stock splits, stock dividends, and the like), shall be according to the following schedule, but subject to compliance with Buyer’s Black-Out Policies, if applicable:

(i)    Beginning on the Closing Date through the six-month anniversary thereafter (the “Six-Month Lock-Up Period”), Seller shall not be entitled to resell or transfer any of the Stock Consideration;

(ii)    for the period commencing after the expiration of the Six-Month Lock-Up Period and continuing through the one-year anniversary of the Closing Date (the “One-Year Lock-Up Period”), Seller and its Permitted Transferee(s) shall be entitled to resell or transfer up-to twenty percent (20%) of the Stock Consideration in compliance with Rule 144 of the Securities Act or pursuant to other applicable securities Laws;

(iii)    for the period commencing after the expiration of the One-Year Lock-Up Period and continuing through the two-year anniversary of the Closing Date (the “Two-Year Lock-Up Period”), Seller and its Permitted Transferee(s) shall be entitled to resell or transfer up-to forty-five percent (45%) of the Stock Consideration, on a cumulative basis;

(iv)    for the period commencing after the expiration of the Two-Year Lock-Up Period and continuing through the three-year anniversary of the Closing Date (the “Three-Year Lock-Up Period”), Seller and its Permitted Transferee(s) shall be entitled to sell up-to seventy percent (70%) of the Stock Consideration, on a cumulative basis; and

(v)    for the period commencing after the expiration of the Three-Year Lock-Up Period, Seller and its Permitted Transferee(s) shall be entitled to resell or transfer any or all of the remaining, unsold Stock Consideration.

(c)    Following expiration of an applicable Lock-Up Period, Buyer hereby agrees to use its commercially reasonable efforts, and without set-off or deduction of any kind, to promptly cause its transfer agent to remove all stock transfer restrictions or to otherwise issue and deliver new certificates without restrictive legends with respect to all or a portion of shares of Buyer’s common stock comprising Stock Consideration which are no longer subject to such Lock-Up Period, within four (4) Business Days of receipt of a written request from Seller or its Permitted Transferee. The written request from Seller or its Permitted Transferee shall contain such normal and customary certifications from Seller or its Permitted Transferee as may be reasonably required by Buyer, such as representations from the holder as to how long the holder has held the applicable securities, how and when the holder purchased or received the applicable securities, and whether the holder is an “affiliate” of Buyer, and if applicable with respect to Stock Consideration that is past the Six-Month Lock-Up Period but not past the One-Year Lock-Up Period, any other sales of securities made by holder within the past three months, along with a certificate from the holder’s broker as to the manner of sale, along with a copy of the restricted security, if then certificated, and a copy of the Form 144 filed by such holder, if applicable.

Section 6.12    Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement but subject to any Applicable Law and to Buyer’s Black-Out Policies, after the One-Year Lock-Up Period, Seller may (x) transfer and assign, upon written notice to Buyer, all or any shares comprising Stock Consideration still held by Seller (i) to any Permitted Transferee, or (ii) (a) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, or for estate planning purposes; (b) in the case of an individual, pursuant to a qualified domestic relations order; (c) in the case of an individual, by gift to a charitable organization; (d) in the case of an entity, by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or (e) pursuant to any liquidation, merger, share exchange or other similar transaction which results in all of Buyer’s stockholders having the right to exchange their stock for cash, securities or other property subsequent to the Closing Date; provided, that, in connection with any transfer or assignment of such transferred Stock Consideration pursuant to clauses (x)(i), (x)(ii)(a), (x)(ii)(b), (x)(ii)(c), (x)(ii)(d), or (x)(ii)(e) above (each a “Permitted Transfer”), the restrictions and obligations contained in Section 6.11 will continue to apply to such transferred Stock Consideration after any such transfer or assignment and such transferee shall and prior to the expiration of the Three-Year Lock-Up Period execute and deliver a lock-up agreement substantially on the same terms contained in Section 6.11. Buyer further agrees that upon written notice of a Permitted Transfer by a Selling Party, that Buyer will notify Buyer’s transfer agent of such Permitted Transfer and Buyer will cause its transfer agent to notate and reflect the transfer of the same on the book entry shares comprising such Stock Consideration.

Section 6.13    Rule 144 Compliance. With a view to making available to the holders of Rule 144 Securities the benefits of Rule 144 and any other rule or regulation of the SEC or any other applicable federal or state securities Laws that may at any time permit a holder to sell securities of Buyer to the public without registration, Buyer shall use its commercially reasonable efforts:

(a)    to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Closing;

(b)    to file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act, at any time after the Closing; and

(c)    to furnish to any holder so long as the holder owns Rule 144 Securities, promptly upon request, a written statement by Buyer as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act.

ARTICLE VII
SURVIVAL; INDEMNIFICATION;
LIMITATIONS ON INDEMNIFICATION AND CLAIMS

Section 7.1    Survival.

(a)    The representations and warranties of the Selling Parties and Buyer contained in this Agreement shall survive the Closing Date until 5:00 p.m. Houston time on the date that is eighteen (18) months following the Closing Date, except that Seller Fundamental Representations and Buyer Fundamental Representations shall survive the Closing Date until the date that is thirty (30) days after the expiration of the applicable statute of limitations to which such representation applies, whereupon in each case such representations and warranties will terminate and expire (such applicable periods referred to above, the “Survival Period”). This Section 7.1 shall not limit any covenant or agreement in this Agreement which contemplates performance after the Closing; provided, however, that the foregoing limitation shall not apply in the event of Fraud.

(b)    Following the expiration of the applicable Survival Period, no Claim will or may be made or prosecuted through a Proceeding or otherwise, and no indemnification will or may be sought under this Article VII, by any Indemnified Party for a breach of a representation and warranty in this Agreement, provided, however, that the foregoing limitation shall not apply in the event of Fraud.

Section 7.2    Indemnification of Buyer Indemnitees. Subject to the applicable provisions of this Article VII, from and after the Closing, the Selling Parties, jointly and severally shall indemnify and hold harmless each Buyer Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate to or otherwise are attributable to, without duplication: (a) any breach of any representations and warranties of any of the Selling Parties (or any alleged breach in writing in connection with a Third-Party Claim) set forth in Article III or Article IV; provided, however, that, any Damages or Third-Party Claims that arise from, are based on or relate to or otherwise are attributable to, any breach of any representations and warranties of any of the Selling Parties relating to Amtran (or any alleged, in writing, in connection with a Third-Party Claim) shall be indemnified and held harmless in accordance with this Section 7.2 to the full extent and amount of such Damages or Third-Party Claims, on a pro rata basis to Amran’s holdings in Amtran; (b) any breach or nonfulfillment of any covenant or agreement on the part of any of the Selling Parties under this Agreement; (c) any Pre-Closing Taxes (other than Transfer Taxes for which Buyer is responsible under Section 6.4(e)) imposed on the Company, or any Pre-Closing Taxes (other than Transfer Taxes for which Buyer is responsible under Section 6.4(e)) imposed on Amtran, on a pro rata basis to Amran’s holdings in Amtran; (d) the Reorganization; (e) any information submitted prior to the Closing by a Selling Party, Company, or Amtran to a Governmental Authority (including any information which not disclosed to such Governmental Authority, but which should have been properly disclosed) in connection with obtaining the Consent of such Governmental Authority to the transactions contemplated by this Agreement; and (f) any Damages incurred by Buyer or its Affiliates following the Closing with respect to the matter set forth in Section 7.2 of the Disclosure Schedules (each such Third-Party Claim or Damage referred to in this sentence being a “Buyer Indemnified Loss”).

Section 7.3    Indemnification of Seller Indemnitees. Subject to the applicable provisions of this Article VII, from and after the Closing, Buyer will indemnify and hold harmless each Seller Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate or otherwise are attributable to, without duplication: (a) any breach by Buyer of its representations and warranties (or any alleged breach in connection with a Third-Party Claim) set forth in Article V; (b) any breach or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement; (c) any and all Transfer Taxes for which Buyer is responsible in accordance with Section 6.4(e) hereof; (d) any and all Taxes imposed on the Company or Amtran for any Tax period (or portion thereof) that begins after the Closing Date (determined in accordance with Section 6.4(b) for any Straddle Period); and (e) any information submitted prior to the Closing by Buyer to a Governmental Authority (including any information which not disclosed to such Governmental Authority, but which should have been properly disclosed) in connection with obtaining the Consent of such Governmental Authority to the transactions contemplated by this Agreement (each such Third-Party Claim or Damage referred to in this sentence being a “Seller Indemnified Loss”).

Section 7.4    Conditions of Indemnification.

(a)    Subject to Section 6.4(c) which shall exclusively govern all Tax matters covered thereby, all Claims for indemnification under Section 7.2 or Section 7.3 shall be asserted and resolved as this Section 7.4 provides.

(b)    In the event a Party (an “Indemnified Party”) (i) believes in good faith that it has suffered or incurred Damages or (ii) learns of or receives notice of any commencement of any Proceeding, the written assertion of any Third-Party Claim or the imposition of any penalty, assessment or judgment, in each case for which indemnity may be sought pursuant to Section 7.2 or Section 7.3, and such Indemnified Party intends to seek indemnity from another Party (the “Indemnifying Party”) pursuant to Section 7.2 or Section 7.3, such Indemnified Party shall provide the Indemnifying Party with written notice (a “Claim Notice”) of such Proceeding, Third-Party Claim, penalty, assessment or judgment promptly (and in no event later than 10 days) after the Indemnified Party learns of such Damages or receives notice of such Proceeding, Third-Party Claim, penalty, assessment or judgment; provided however that any Claim Notice must be received by the Indemnifying Party prior to the expiration of the applicable Survival Period. Each Claim Notice shall provide a copy of all papers served with respect to that Claim (if any), and describe with reasonable detail the basis of the Direct Claim (as defined in Section 7.6(a) below) or Third-Party Claim, an estimate of the amount of damages attributable to that Claim to the extent feasible (which estimate will not be conclusive of the final amount of that Claim), any other remedy sought thereunder and the basis for the Indemnified Party’s request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Direct Claim or Third-Party Claim (A) unless the Indemnified Party fails to deliver a valid Claim Notice prior to expiration of the applicable Survival Period or (B) unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.

(c)    At any time after receipt of a Claim Notice from an Indemnified Party with respect to a Third-Party Claim, the Indemnifying Party may elect to assume and control the defense of any such Third-Party Claim or any Proceeding resulting therefrom with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume and control the defense of a Third-Party Claim or any Proceeding resulting therefrom, the Indemnifying Party shall not, so long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. In the event that an Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party will cooperate reasonably with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of such Third-Party Claim, including by providing the Indemnifying Party with all reasonably requested information and reasonable access to employees and officers (including as witnesses) and the right to inspect and copy documents and records or other information; provided, however, the Indemnifying Party will not consent to any judgment or enter into any settlement with respect to any Third-Party Claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all Liability in respect of such claim or litigation and all other claims arising out of the same or similar facts or circumstances, (ii) involves any finding or admission of any fault on the part of an Indemnified Party, or (iii) imposes any equitable relief or other non-monetary obligations on any Indemnified Party. Notwithstanding anything in this Article VII to the contrary, (i) the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if the defense and conduct of the Third-Party Claim is handled by the Indemnifying Party’s insurer and (ii) neither the Indemnifying Party nor the Indemnified Party shall settle, compromise or make any other disposition of any Third-Party Claim which would or might result in any Liability to the Indemnified Party or the Indemnifying Party, respectively, under this Article VII without the written consent of such other Party (which shall not be unreasonably withheld, delayed or conditioned) unless the sole relief provided is monetary damages that are paid in full by the Party agreeing to such settlement, compromise or disposition. All costs and expenses incurred by the Indemnifying Party in defending any Third-Party Claim shall be counted in calculating the amounts set forth in Section 7.7(a) if the Third-Party Claim relates to a matter to which Section 7.7(a) applies. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim that the Indemnifying Party controls under this Section 7.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that (1) if the Third-Party Claim seeks any injunction or other equitable relief against the Indemnified Party, or (2) if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in writing by outside counsel that there is a conflict of interest which renders it inadvisable for one firm to represent the Indemnified Party and the Indemnifying Party, then the Indemnified Party may employ separate counsel at the reasonable expense of the Indemnifying Party (provided, that such counsel is limited to one separate firm of attorneys, in addition to one local counsel firm), and, on its written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party.

(d)    If the Indemnifying Party (i) elects not to defend the Indemnified Party under this Article VII or (ii) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 7.4(c), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third-Party Claim by all appropriate proceedings, which proceedings the Indemnified Party must promptly and vigorously prosecute to a final conclusion or settle. The Indemnified Party will have full control of such defense and proceedings; provided, however, the Indemnified Party will not enter into any settlement with respect to any Third-Party Claim that would result in payment of an amount for which the Indemnifying Party would be liable under this Article VII without the prior written consent of that Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, if it is determined that the Indemnifying Party does not have any Liability toward the Indemnified Party under this Article VII, then the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense under this Section 7.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses of that Third-Party Claim. The Indemnifying Party may participate in, but not control, any defense or settlement of any Third-Party Claim that the Indemnified Party controls under this Section 7.4(d), and the Indemnifying Party will bear its own costs and expenses with respect to that participation.

(e)    The Party assuming defense of the Third-Party Claim shall make available to the other Party all material records filed in any proceedings or any other relevant information at the reasonable request of the other Party, in relation to such Third-Party Claim, without expense (other than reimbursement of actual out-of-pocket expenses to deliver the aforesaid materials), subject to any confidentiality restrictions imposed by the court or tribunal hearing the proceeding(s).

Section 7.5    Payments by an Indemnifying Party. Payments of all amounts owing by an Indemnifying Party under this Article VII relating to a Third-Party Claim will be made within 30 days after the latest of (a) the settlement of that Third-Party Claim, (b) the expiration of the period for appeal of a final adjudication of that Third-Party Claim, or (c) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s Liability toward the Indemnified Party under this Agreement in respect of that Third-Party Claim, provided that in no event shall payment of amounts owing by an Indemnifying Party under this Article VII relating to a Third-Party Claim be made later than ten (10) days prior to the date the Indemnified Party is required to make payment as a result of such Third-Party Claim. Any and all payments due and owing from the Selling Parties under Section 7.5 or Section 7.6(a) shall be satisfied first from the Indemnification Escrow, without a requirement to replenish and second, from the Seller Parties, jointly and severally, in cash by check or wire transfer.

Section 7.6    Procedures for Direct Claims.

(a)    The Indemnifying Party shall have 30 days (the “Response Period”) after its receipt of a Claim Notice with respect to direct claims for indemnification against Buyer or the Seller Parties, respectively, under Section 7.2 or Section 7.3 of this Agreement that are not based upon Third-Party Claims (“Direct Claims”) to respond in writing to such Direct Claim, which response shall accept or reject the Direct Claim. If the Indemnifying Party does not so respond within the Response Period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. The Indemnified Party shall make available such reasonably requested information and assistance (including reasonable access to the premises and personnel of the Company and Amtran (following advance written notice and during regular business hours) and the right to inspect and copy any accounts, documents, records or other information (subject to the execution and delivery of a confidentiality agreement on terms reasonably and customarily acceptable to parties in similar situations)) of the Company and Amtran as the Indemnifying Party or any of its Representatives may reasonably request.

(b)    Payments of all amounts owing by a Party pursuant to Section 7.6(a) will be made within 30 days after the settlement, agreement or expiration of the period for appeal of a final adjudication of such Party’s Liability with respect to such amount under this Agreement, in the event such Party has timely disputed the Claim giving rise to the obligation to make such payment, as provided above. Subject to the Buyer Indemnitees’ compliance with the terms and provisions of this Article VII, including the obligation of the Buyer Indemnitees to use commercially reasonable efforts to recover any Buyer Indemnified Loss under any applicable insurance policies, any and all payments due and owing from Seller under Section 7.5 or Section 7.6(a) shall be satisfied first from the Indemnification Escrow, without a requirement to replenish, and second, from the Seller Parties, jointly and severally, in cash by check or wire transfer.

Section 7.7    Certain Limitations on Indemnification for Third-Party Claims and Direct Claims.

(a)    No indemnification shall be made by the Selling Parties pursuant to Section 7.2(a) (i) for any individual Buyer Indemnified Loss unless such individual Buyer Indemnified Loss exceeds the De Minimis Amount, and (ii) unless and until the aggregate amount of Buyer Indemnified Losses permitted under clause (i) above exceed the Tipping Basket, in which event, indemnification shall be made by the Selling Parties starting with the first dollar of such Buyer Indemnified Losses in excess of fifty percent (50%) of the Tipping Basket. The maximum amount that the Selling Parties, jointly and severally, shall be required to pay pursuant to Section 7.2(a) in respect of all Buyer Indemnified Losses shall not exceed the Damages Cap, after which point the Selling Parties shall have no obligation to indemnify Buyer Indemnitees from and against any further Buyer Indemnified Losses pursuant to Section 7.2(a).

(b)    No indemnification shall be made by Buyer pursuant to Section 7.3(a) (i) for any individual Seller Indemnified Loss, unless such Seller Indemnified Loss exceeds the De Minimis Amount, in which event the full amount of such Buyer Indemnified Loss from the first dollar shall count toward the Tipping Basket and (ii) unless and until the aggregate amount of Seller Indemnified Losses permitted under clause (i) above exceed the Tipping Basket, in which event, indemnification shall be made by Buyer starting with the first dollar of such Seller Indemnified Losses, without regard to the Tipping Basket. The maximum amount that Buyer shall be required to pay pursuant to Section 7.3(a) in respect of all Seller Indemnified Losses shall not exceed the Damages Cap, after which point Buyer shall have no obligation to indemnify Seller Indemnitees from and against any further Seller Indemnified Losses pursuant to Section 7.3(a).

(c)    The limitations set forth in Section 7.7(a) and Section 7.7(b) shall not apply to (i) Buyer Indemnified Losses or Seller Indemnified Losses, respectively, based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Fundamental Representation or Buyer Fundamental Representation, (ii) Buyer Indemnified Losses under Section 7.2(b), (c), (d), (e) or (f), (iii) Seller Indemnified Losses under Section 7.3(b), (c), (d) or (e), or (iv) in the event of Fraud. Notwithstanding the preceding sentence, however, except in the event of Fraud, in no event shall any Person be entitled to indemnification under Section 7.2 or Section 7.3 for any amounts in excess of the Purchase Price.

(d)    The amount of any Buyer Indemnified Losses shall be reduced by any amount directly or indirectly received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims). Any Indemnified Party having a claim under Article VII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case, as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery is received or enjoyed by an Indemnified Party after it receives payment under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims) will be made promptly by such Indemnified Party to the Indemnifying Party.

(e)    The amount of any Seller Indemnified Losses shall be reduced by any amount directly or indirectly received by a Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims). Any Indemnified Party having a claim under Article VII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery is received or enjoyed by an Indemnified Party after it receives payment under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of costs of recovery and after giving effect to any applicable deduction or retention and insurance premiums attributable to such claims) will be made promptly to such Indemnifying Party.

(f)    For the sole purpose of determining the amount of losses under Section 7.2(a) and Section 7.3(b) (and not for determining whether or not any inaccuracy in, or breach of, any representation or warranty has occurred), any materiality, Material Adverse Effect or other similar qualifications in the representations and warranties shall be disregarded.

Section 7.8    Sole and Exclusive Remedy. From and After the Closing, other than the rights of the parties hereto to seek specific performance, injunctive or other equitable relief pursuant to Section 8.17, and except in the event of fraud, the sole and exclusive remedy of any Party to this Agreement and its Affiliates with respect to this Agreement, the events giving rise to this Agreement or any other agreement or document executed among the Parties, and the transactions contemplated herein and therein shall be limited to the indemnification provisions set forth in this Article VII, and, in furtherance of the foregoing, except for Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, each of the Parties, on behalf of itself and of its Affiliates, hereby waives, releases and discharges, to the fullest extent permitted by Applicable Law, the other Parties to this Agreement and its respective Affiliates from any and all other Claims, as the case may be, of any kind (whether at Law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, or based on any Law or right of action or otherwise) notwithstanding the strict liability, gross negligence or negligence of a released Party (whether sole, joint or concurrent or active or passive).

(b)    The Parties intend that, even though indemnification obligations appear in various sections and articles of this Agreement, the indemnification procedures, limitations, express negligence and other provisions contained in this Article VII shall apply to all indemnity obligations of the Parties under this Agreement, except to the extent expressly excluded in this Article VII.

Section 7.9    Disclaimer of Other Representations and Warranties. In entering into this Agreement and in consummating the transactions contemplated hereby, each of the Parties has relied solely upon its own investigation and analysis and the specific representations and warranties set forth in Article III, Article IV, and Article V. No Party has relied on any representation or warranty other than as described in the preceding sentence; provided, however, that nothing herein shall limit any liability with respect to Fraud.

Section 7.10    No Multiple Recoveries. Notwithstanding anything herein to the contrary, in the event any Party (or any other indemnitee) is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances and such Person has already been made whole by payment or another benefit under one of those provisions (e.g. any adjustments made in Article II hereof), in no event shall such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement. In furtherance of the foregoing, any Liability for indemnification hereunder shall be without duplication (i.e., without allowing the claiming Party (or other indemnitee) to receive more than its Damages) by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 7.11    No Subrogation. The Indemnifying Party shall not be subrogated to the rights of the Indemnified Party in respect of any insurance relating to Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, to the extent of any indemnification payments made hereunder.

Section 7.12    Mitigation. Each Party shall, and shall cause its applicable Affiliates and Representatives to take all commercially reasonable steps to mitigate any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, that are indemnifiable hereunder, provided, however, that this Section shall not require any Party or any such Affiliate or Representative to spend any amount of money or to relinquish any right or incur any obligation in connection with such mitigation.

Section 7.13    Indemnification Escrow Provisions. The Indemnification Escrow shall continue in existence from the Closing Date until 5:00 p.m., Houston time, until the earlier of: (i) the date in which all remaining funds in the Indemnification Escrow are paid out pursuant to the joint written instructions of Buyer and Seller Representative in accordance with the Escrow Agreement or (ii) (A) with respect to twenty five percent (25%) of the Indemnification Escrow, the sixth (6th) month anniversary of the Closing Date (such date, being the “First Release Date”), (B) with respect to an additional twenty five percent (25%) of the Indemnification Escrow, the twelfth (12th) month anniversary of the Closing Date (such date, being the “Second Release Date”), and (C) with respect to all amounts then remaining in the Indemnification Escrow, including any interest accrued on account of the Indemnification Escrow, the eighteenth (18th) month anniversary of the Closing Date (such date, being the “Third Release Date”, with the First Release Date, Second Release Date, and Third Release Date, each being an “Escrow Release Date”), provided, that, the Indemnification Escrow shall not terminate with respect to, and the Escrow Agent shall reserve in the Indemnification Escrow, such portion of the Indemnification Escrow (up to the entire amount thereof) equal to the sum of such amount as would then be needed to satisfy any unsatisfied Third Party Claims or Direct Claims specified in a Claim Notice delivered in good faith to the Escrow Agent at least one (1) Business Day prior to any particular Escrow Release Date, which unsatisfied Third-Party Claim or Direct Claim shall be pending at the time of the termination of the applicable Escrow Release Date. At the termination of the periods specified in clauses (i) or (ii) above, Buyer and Seller Representative shall each execute and deliver to the Escrow Agent joint written instructions within three (3) Business Days of such termination, which instructions shall otherwise be in accordance with the Escrow Agreement, to cause the Escrow Agent to transfer on such the unreserved portion of the Indemnification Escrow, if any, to Seller. Upon such time, as to any unsatisfied Third-Party Claim or Direct Claim is no longer pending (because such claim either has not been disputed by Seller or has been resolved in accordance with the applicable provisions of Article VII of this Agreement), the portion of the Indemnification Escrow that shall have been reserved for such claim shall be distributed to (i) Seller, if the unsatisfied claim is resolved in Seller’s favor, or (ii) to Buyer, if the unsatisfied indemnification claim is not disputed by Seller or is resolved in Buyer’s favor. Any determination as to the resolution of any unsatisfied Third-Party Claims and Direct Claims shall be made in accordance with Article VII of this Agreement and upon such resolution, Buyer and Seller Representative shall deliver to the Escrow Agent joint written instructions within three (3) Business Days of such resolution, and in accordance with the Escrow Agreement, instructing the Escrow Agent to deliver funds from the Indemnification Escrow in accordance with the resolution of such Third-Party Claim or Direct Claim, as the case may be.

Section 7.14    Adjustment to Purchase Price. Unless otherwise required by Applicable Law, for all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Agreement (including payments made pursuant to Section 6.4) as an adjustment to the Purchase Price.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by Buyer and Seller Representative. Notwithstanding any provision of this Agreement, this Agreement, including Article VII hereof, may be amended or modified at any time by the Buyer and Seller Representative without the need or requirement of any consent or approval of any other Buyer Indemnitee or Seller Indemnitee and any amendment or modification agreed to by the Parties shall be binding on all Buyer Indemnitees and all Seller Indemnitees.

Section 8.2    Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Party. Any attempted assignment in violation of this Section 8.2 shall be void and without effect.

Section 8.3    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.4    Expenses. Except as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses; provided, however, that any costs and expenses for filings incurred by Buyer in connection with the HSR Act will be borne $52,500 by Buyer and $20,501 by Seller (with respect to Seller’s share, the Parties agree that it shall be added to Transaction Costs).

Section 8.5    Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by (a) in the case of a waiver by a Selling Party, such Selling Party or Seller Representative and (b) in the case of a waiver by Buyer, Buyer.

Section 8.6    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.7    Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any principles of conflicts of Laws thereof that would result in the application of the Laws of any other jurisdiction.

Section 8.8    Dispute Resolution.

(a)    Except for the dispute resolution mechanisms described in Section 2.6, Seller Representative on behalf of the Selling Parties and Buyer shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If Seller Representative and Buyer are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each Party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Section 8.8. Whenever Seller Representative on behalf of the Selling Parties or Buyer shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other Party. The Party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, Seller Representative on behalf of the Selling Parties and Buyer shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. All offers of compromise or settlement among Seller Representative on behalf of the Selling Parties and Buyer or their Representatives in connection with the attempted resolution of any dispute or controversy (i) shall be deemed to have been delivered in furtherance of a dispute settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the dispute or controversy. Any arbitration hereunder shall be conducted under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in Houston, Texas by a panel of three arbitrators: one arbitrator shall be appointed by each of Seller Representative and Buyer; and the third shall be appointed by the American Arbitration Association. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations.

(b)    Notwithstanding the foregoing, either Seller Representative on behalf of the Selling Parties or Buyer may seek from any court of competent jurisdiction an order for immediate, temporary or preliminary injunctive relief pending arbitration to prevent the occurrence of irreparable harm and to specifically enforce compliance with the covenants and obligations of such Party under this Agreement. In any such Proceeding or in a Proceeding to enforce any arbitral award rendered under Section 8.8(a), each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas located in the City of Houston, Harris County, or of the United States of America sitting in the Southern District of Texas, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 8.8, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.10. The consents to jurisdiction set forth in this Section 8.8 shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 8.8 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 8.9    Waiver of Jury Trial.

(a)    Each Party acknowledges and agrees that any controversy which may arise under this Agreement or any agreement is likely to involve complicated and difficult issues, and therefore each of the Parties hereby irrevocably waives all right to trial by jury in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby. The Parties also waive any bond or surety or security upon such bond that might, but for this waiver, be required. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 8.10    Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by e-mail (providing confirmation of transmission). Any notice mailed within the same country shall be deemed to have been given and received on the third Business Day following the day of mailing, and any notice mailed between countries shall be deemed to have been given and received on the seventh Business Day following the day of mailing. Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is during normal local business hours (in the recipient’s location) or, otherwise, on the next business day after such confirmed delivery. Any notice sent by e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:

(a)	if to a Selling Party or to Seller Representative, to

Bolt Founders, Inc.

Attention: Bhargav Shah, President

With copies to (which shall not constitute notice):

Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C.
1200 Smith Street
Houston, Texas 77002
Attention: David B. Sheinbein

Email: david.sheinbein@chamberlainlaw.com

(b)	if to Buyer, to

Standex International Corporation

23 Keewaydin Drive

Salem, New Hampshire 03079

E-mail:          ddunbar@standex.com

Attention: David Dunbar

Attention: Alan J. Glass

E-mail: aglass@standex.com

With a copy to (which shall not constitute notice):

Foley Hoag LLP
Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210
Attention: Peter M. Rosenblum; William R. Kolb

Email: pmr@foleyhoag.com; wkolb@foleyhoag.com

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 8.10 by any Party to the other Party.

Section 8.11    No Third-Party Beneficiaries. This Agreement is solely for the benefit of (a) Seller and Seller Representative (and their successors and permitted assigns), with respect to the obligations of Buyer under this Agreement; and (b) Buyer (and its successors and permitted assigns), with respect to the obligations of the Seller Parties and Seller Representative under this Agreement. Except as provided in (i) Section 6.3(a), (ii) Article VII and (iii) Section 8.15 (the “Third-Party Provisions”), this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of Liability or reimbursement, cause of action or other right. The Third-Party Provisions may be enforced by the beneficiaries thereof.

Section 8.12    Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.13    Brokers and Agents.

(a)    Seller agrees to pay or cause to be paid any broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of Seller or the Company in connection with this Agreement or any of the transactions contemplated hereby, including Northern Edge Advisors LLC and VLS & Co., and without regard to the Tipping Basket, Damages Cap or any other limitation Article VII sets forth, and the Seller Parties, jointly and severally, agree to indemnify Buyer against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.

(b)    Buyer agrees to pay any such broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of Buyer in connection with this Agreement or any of the transactions contemplated hereby and, without regard to the Tipping Basket, Damages Cap or any other limitation Article VII sets forth, to indemnify Seller against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.

Section 8.14    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.15    Transaction Privilege.

(a)    The Parties hereby acknowledge and agree that Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C. (“Chamberlain Hrdlicka”) has represented the Company, Seller and one or more of their Affiliates prior to the date of this Agreement, including in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated by this Agreement, and that Seller and such Affiliates (other than the Company and Amtran) and their respective Representatives (each a “Seller Entity” and collectively, the “Seller Entities”) have a reasonable expectation that, after the Closing, Chamberlain Hrdlicka will, if Seller Entities so wish, represent them in connection with any pending or possible or threatened Claim or any other matter or Proceeding involving any Seller Entity or their Representatives, on the one hand, and any other Party to this Agreement (including the Company from and after the Closing) (an “Other Party”) or any of their respective Affiliates and Representatives (each an “Other Party Group Member” and collectively the “Other Party Group Members”), on the other hand, arising under or relating to this Agreement.

(b)    Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes the Company and Amtran and those other Persons that are or after Closing will be Affiliates of such Other Party), hereby agrees to all of the matters and consents to the potential future representations described in this Section 8.15 and specifically expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under Applicable Laws or standard of professional responsibility if, after the Closing, Chamberlain Hrdlicka represents any Seller Entities or other Persons in connection with any Claim or Proceeding arising under or relating to this Agreement or the transactions contemplated by this Agreement whether or not such matter is one in which Chamberlain Hrdlicka may have previously advised Seller Entities or in respect of any other matters.

(c)    Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes those Persons that are or after Closing will be Affiliates of such Other Party), hereby consents to the disclosure by Chamberlain Hrdlicka to Seller or any of its Affiliates, directors, members, partners, officers or employees of any information learned by Chamberlain Hrdlicka in the course of its representation of Seller or its Affiliates, whether or not such information is subject to attorney client privilege or Chamberlain Hrdlicka duty of confidentiality.

(d)    In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, the attorney-client privilege arising from communications prior to the Closing between any one or more of Seller Entities and the Company (which, for the avoidance of doubt, includes for purposes hereof any Representatives of Seller Entities and the Company), on the one hand, and Chamberlain Hrdlicka, on the other hand, to the extent related to this Agreement or the transactions contemplated by this Agreement, shall be excluded from the assets or any other property, rights, privileges, powers, franchises and other interests held by any Other Party Group Members, that such attorney-client privilege shall be deemed held solely by Seller Entities, and that no Other Party Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing. All communications between Seller Entities or the Company or Amtran, on the one hand, and Chamberlain Hrdlicka, on the other hand, relating to the negotiation, documentation and consummation of the Agreement and the transactions contemplated by the Agreement (provided, however, that such statement shall only apply to those communications with the Company or Amtran which occur prior to the Closing) shall be deemed to be privileged and to belong solely to Seller Entities (and not Other Party Group Members).  The Other Party Group Members shall not have access to any such communications, files, records or other documents (as used herein whether in electronic form or otherwise), of Chamberlain Hrdlicka relating to such engagement. The Other Parties, to the fullest extent allowed by Law, agree that no waiver of any privilege or right of Seller Entities is intended or will be claimed by any Other Party as a result of any communications, files, records or other documents being maintained within the records or files, of any Other Party Group Member or otherwise in its possession or control, and no Other Party Group Member will review, offer into evidence or otherwise attempt to use any such communications, files, records or documents (whether or not so maintained) in any claim or Proceeding arising under or relating to this Agreement and the transactions contemplated hereby.

(e)    This Section 8.15 shall be irrevocable, and no term of this Section 8.15 may be amended, waived or modified, without the prior written consent of Chamberlain Hrdlicka, Seller Representative and its respective Affiliates affected thereby. Chamberlain Hrdlicka is specifically made a third-party beneficiary of this provision of this Section 8.15.

Section 8.16    Disclosure Schedules. The representations and warranties of the Selling Parties set forth in this Agreement are made and given subject to the disclosures in the Disclosure Schedules. The Selling Parties will not be, nor will they be deemed to be, in breach of any such representations or warranties in respect of any such matter so disclosed in the Disclosure Schedules, provided that, for the avoidance of doubt, matters disclosed in the Disclosures Schedules shall not in any way limit Buyer Indemnities’ rights under Section 7.2(b), (c), (d), (e) or (f) for Buyer Indemnified Losses. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included in the Disclosure Schedule or other items, are or are not material, except where any representation, warranty or covenant or the Disclosure Schedule expressly states as such (except where it is expressly stated as such), and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement except where any representation, warranty or covenant or the Disclosure Schedule expressly states as such. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business except where any representation, warranty or covenant or the Disclosure Schedule expressly states as such, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement except where any representation, warranty or covenant or the Disclosure Schedule expressly states as such. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations of condition (financial or otherwise) of the Acquired Business or the Company and Amtran, in whole or in part, or as an admission of Liability or obligation of Seller to any third Person. The specific disclosures set forth in the Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure is most likely to relate, together with appropriate cross-references when disclosure is applicable to other sections of this Agreement; provided, however, that any disclosure in the Disclosure Schedules will apply to and will be deemed to be disclosed with respect to any other Section or subsection of this Agreement to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure.

Section 8.17    Specific Performance. The Parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms (or in accordance with any amendment or other writing entered into by the Parties hereto in accordance with the terms and provisions of this Agreement) or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that, (a) the Parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.8 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Selling Parties nor Buyer would have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.17 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.18    Seller Representative.

(a)     By executing this Agreement, each Selling Party hereby irrevocably appoints Seller Representative as such Selling Party’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Selling Party in any and all respects in accordance with the terms of this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as Seller Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement or any Transaction Document, including the power:

(i)    to execute and deliver, and administer all matters pertaining to performance under, the Escrow Agreement;

(ii)    to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments, assignments and other documents required or permitted to be given in connection with this Agreement, any other Transaction Document or the consummation of the transactions contemplated by this Agreement or any other Transaction Document (it being understood that such Selling Party shall execute and deliver any such documents that Sellers’ Representative designates and agrees to execute);

(iii)    to give and receive all notices and communications to be given or received under this Agreement or any other Transaction Document and to receive service of process in connection with any claims under this Agreement or any Transaction Document (including, in each case, in connection with any proceedings conducted pursuant to Section 8.8) and the transactions contemplated hereby;

(iv)    to direct, on behalf of such Selling Party, the payment of any and all amounts due and payable to such Selling Party pursuant to this Agreement or any Transaction Document, subject to any adjustments made or reserves established or maintained by Seller Representative in his or her good faith discretion;

(v)    to defend, agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators and courts with respect to Indemnification Claims and claims made on such Selling Party by any Buyer Indemnified Party pursuant to Article VII, dispute resolution proceedings under Section 8.8 and any other disputes or proceedings arising out of, related to or commenced under this Agreement or any Transaction Document;

(vi)    to incur any costs and expenses for the account of such Selling Party, manage the payment of such costs and expenses, and make all determinations that may be required or permitted to be taken by such Selling Party under this Agreement or any other Transaction Document, including any engagement of and/or the fees and expenses associated with the engagement of legal counsel, accountants, investment bankers and financial advisers;

(vii)    to take all actions that, under this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby, may be taken by such Selling Party and to do or refrain from doing any further act or deed on behalf of such Selling Party that Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby as fully and completely as such Seller could do if personally present; and

(viii)    to act on behalf of such Selling Party in any amendment or waiver of or negotiation, mediation, arbitration, litigation or similar proceeding involving this Agreement or any Transaction Document.

(b)    This power of attorney, and all authority hereby conferred, is granted subject to the interests of Buyer hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of any Selling Party or by operation of Law, whether by the merger, dissolution or liquidation of the Company, Amtran or any other Selling Party or by the occurrence of any other event (other than the death or incapacity of Seller Representative or otherwise by a written assignment or transfer of this power of attorney signed by all of the Selling Parties with written notice thereof delivered to Buyer). All action taken by Seller Representative hereunder shall be final and binding upon all Selling Parties, and the Parties acknowledge and agree that Seller Representative shall have the right to enforce the rights of Selling Parties under this Agreement and any Transaction Document against Buyer. Seller Representative shall have the right, at any time and from time to time, to designate any Selling Party to exercise his or her rights and perform his or her obligations as Seller Representative under this Agreement. In the event of any such designation or other permitted assignment hereunder, all references in this Agreement to Seller Representative shall be interpreted to refer to such designee or permitted assign. Upon Buyer’s request in each instance of a designation, Seller Representative shall deliver a written instrument evidencing such designation duly executed by Seller Representative and his or her designee.

(c)    Seller Representative shall not be liable to a Selling Party for any act taken or omitted by him or her as permitted under this Agreement, the Escrow Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, except to the extent such act or omission constitutes gross negligence, bad faith or a knowing and intentional breach of Seller Representative’s obligations under this Agreement. Seller Representative shall not be responsible to any Selling Party in any manner whatsoever for any failure or inability of Buyers or any other Person to honor any of the provisions of this Agreement or any other Transaction Document. Seller Representative shall, to the extent set forth in Section 8.18(d), be fully protected by Selling Parties in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document that Seller Representative in good faith believes to be genuine (including facsimiles thereof) and to have been signed or presented by the proper party or parties. Seller Representative shall not be liable to the Selling Parties for any error of judgment or any act done or step taken or omitted by Seller Representative in good faith or for any mistake in fact or Law, or for anything that Seller Representative may do or refrain from doing in connection with this Agreement or any other Transaction Document, except for Seller Representative’s own gross negligence, bad faith or knowing and intentional breach of his or her obligations under this Agreement. Seller Representative may consult with counsel of Seller Representative’s own choice and shall have complete authorization and, to the extent set forth in Section 8.18(d), protection for any action taken or suffered by Seller Representative in good faith and pursuant to the advice of such counsel.

(d)    Each Selling Party agrees to indemnify Seller Representative for, and to hold Seller Representative harmless against, any Damages suffered or incurred by Seller Representative arising out of or in connection with Seller Representative exercising Seller Representative’s rights or performing his or her duties under this Agreement, the Escrow Agreement or any other Transaction Document and the transactions contemplated hereby and thereby, including the costs and expenses of Seller Representative incurred in Seller Representative’s capacity thereof and the costs and expenses of successfully defending Seller Representative against any claim of liability with respect thereto, in each case, to the extent such Damages do not result from Seller Representative’s gross negligence, bad faith or knowing and intentional breach of Seller Representative’s obligations under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

STANDEX INTERNATIONAL CORPORATION

By:  /s/ David Dunbar

Name: David Dunbar
Title: Chairman, President and CEO

Signature Page to Amran  - Securities Purchase Agreement

SELLER:

BOLT FOUNDERS, INC.

By: /s/ Bhargav Shah
Name: Bhargav Shah

Title: President

INITIAL SELLER REPRESENTATIVE:

/s/ Bhargav Shah
BHARGAV SHAH

OWNERS:

/s/ Bhargav Shah
BHARGAV SHAH

/s/ Scott McCloskey
SCOTT MCCLOSKEY

/s/ Kevin Coulter

KEVIN COULTER

/s/ Tomas Palm

TOMAS PALM

/s/ Bhargav Shah

Bhargav Shah, Trustee of the ISHANYA 2023

FAMILY TRUST U/T/A dated December 15, 2023

Signature Page to Amran  - Securities Purchase Agreement

COMPANY:

AMRAN, LLC

By: /s/ Bhargav Shah
Name: Bhargav Shah

Title: President

Signature Page to Amran  - Securities Purchase Agreement

Exhibit A

Accounting Principles

The following accounting policies and treatments in Part I and Part II shall be applied in the preparation of the Closing Statement and the Post-Closing Statement that are required to be made in a manner consistent with or in accordance with the Accounting Principles.

Part I Accounting Principles

Accounting Principles means:

(i)

the accounting principles, policies, procedures, categorizations, classifications, recognition bases, definitions, methods, valuations, practices and techniques (including in respect of the exercise of management judgment and estimation methodologies), as applicable set out in paragraphs (1) to (11) below (collectively, the “Specific Principles”);

(ii)

to the extent not addressed in paragraph (i) above, in a manner consistent with the Company’s or Amtran’s, as applicable, past practices used in connection with the preparation of its stand-alone financial statements prior to the Closing.

For the avoidance of doubt, paragraph (i) shall take precedence over paragraph (ii).

Part II Specific Principles

1.

The Closing Statement and the Estimated Adjustment Amount shall be prepared prior to the Closing Date without giving effect to the transactions contemplated by this Agreement. The Closing Statement and the Estimated Adjustment Amount shall be based on facts and circumstances as they exist as of Closing in accordance with US GAAP (for the Company) and Indian Accounting Standards (for Amtran).

2.

The Closing Statement and the Post-Closing Statement shall be prepared on a stand-alone basis for each entity (the Company and Amtran) and on the basis that each entity is a going concern and shall exclude the effect of change of control and will not take into account the effects of any post-Closing reorganizations or the post-Closing intentions or obligations of Buyer.

3.

The Closing Statement and the Post-Closing Statement will be prepared in U.S. Dollars. Assets and liabilities included in Closing Working Capital denominated in a currency other than U.S. Dollars shall be converted into U.S. Dollars using the exchange rate applicable to such other currency as published in The Wall Street Journal on the Closing Date.

4.	For the avoidance of doubt, Closing Working Capital shall exclude Closing Cash, Closing Indebtedness, and Transaction Costs.

5.

For the avoidance of doubt, Closing Working Capital shall be limited to trade working capital items; specifically accounts receivable, inventory, and accounts payable amounts. Other current assets and other current liabilities (including any tax assets or liabilities) shall be excluded from the computation of Closing Working Capital.

6.	The provisions of this Exhibit shall be interpreted to avoid double counting (whether positive or negative) of any item included in the Closing Statement and the Post-Closing Statement.

7.	For the purposes of calculating Closing Working Capital, no amount shall be included for changes in assets or liabilities as a result of purchase accounting adjustments.

8.	For the purposes of calculating Closing Working Capital, no amounts shall be included for any fraud related assets or liabilities with respect to Mr. Monal Parikh.

9.

For the purposes of calculating Closing Working Capital, (a) accounts receivable shall include invoiced amounts for all products shipped, regardless of shipping terms, (b) accounts receivable beyond customer terms shall be included in total accounts receivable to the extent they are collectable in a manner consistent with past practices, and (c) no amounts shall be eliminated to remove intercompany receivables and payables from Affiliates (including purchases and sales between and among the Company, Amtran, and Narayan Power Tech Private Limited).

10.

For the purposes of calculating Closing Working Capital, (a) inventory in the Quality Control (QC) Holding Area shall be included in inventory in a manner consistent with past practices, and (b) no elimination of intercompany profit in inventory shall be considered with respect to purchases from Affiliates that remain in inventory (including purchases by the Company from Amtran and Narayan Power Tech Private Limited).

11.

A physical inventory count shall be conducted as soon as reasonably practical after the Closing Date and both Buyer and Seller Representative shall be present at the inventory count along with count teams from the Company who regularly conduct the physical count procedures historically. The physical inventory count shall be conducted with proper inventory tag controls and both Buyer and Seller Representative shall agree with individual quantity counts on the date of the physical inventory with a detailed inventory compilation by SKU number being generated immediately upon completion of the physical count and provided to both parties prior to removing the inventory tags from individual inventory items counted. In addition, shipping and receiving records before and after the physical inventory count date shall be maintained and provided to both Buyer and Seller Representative in order to provide both parties the necessary information to analyze the completeness of the final inventory quantities recorded in the inventory compilation used to calculate Closing Working Capital.